SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report

(Date of earliest event reported)	July 24, 2003

GENERAL MOTORS CORPORATION

(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	1-143	38-0572515

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(313)-556-5000

GENERAL MOTORS CORPORATION

Item 5.     OTHER EVENTS

     General Motors Corporation is herewith filing with respect to its wholly-owned subsidiary Hughes Electronics Corporation (“Hughes” or the “Company”) this Current Report on Form 8-K, which includes the Company’s consolidated financial statements for the three years ended December 31, 2002 that were originally filed in Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2002 (the “Form 10-K”), to (i) reflect the reclassification of DIRECTV Broadband, Inc. (“DIRECTV Broadband”) as a discontinued operation pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”, and (ii) reclassify segment information to conform to the current presentation as Hughes discontinued the allocation of general corporate expenses to its segments beginning in the first quarter of 2003.

     On April 3, 2001, Hughes acquired Telocity Delaware, Inc. (“Telocity”), a company that provided land-based digital subscriber line services, through the completion of a tender offer and merger. Telocity was operated as DIRECTV Broadband and was included in the Company’s consolidated financial statements as part of the Direct-To-Home Broadcast segment. On December 13, 2002, Hughes announced that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. As a result, in December 2002, Hughes notified approximately half of DIRECTV Broadband’s 400 employees of a layoff, with a minimum of 60 days notice during which time they were paid, followed by receipt of a severance package. The remaining employees worked with customers during the transition and assisted with the closure of the business, which occurred on February 28, 2003.

     SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations.

     The Company has reclassified amounts related to DIRECTV Broadband in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) and Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001 to reflect the reclassification required by SFAS No. 144 because these financial statements will be incorporated by reference in the Company’s registration statement on Form S-4 (Registration No. 333-105851) filed in connection with the split-off of Hughes from General Motors Corporation and the acquisition by The News Corporation Limited of 34% of Hughes. Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of DIRECTV Broadband have been excluded from Hughes’ results from continuing operations for all periods presented herein. The financial results for DIRECTV Broadband are presented in Hughes’ Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) in a single line item entitled “Income (loss) from discontinued operations, net of taxes” and the net cash flows are presented in the Consolidated Statements of Cash Flows as “Net cash used in discontinued operations.” As DIRECTV Broadband was acquired in 2001, no reclassification to the financial statements for the year ended December 31, 2000 was required.

     This filing does not update the Company’s disclosures in its Form 10-K except as described above. For information regarding other developments regarding the Company since the filing of the Form 10-K, please refer to the Company’s reports filed under the Securities Exchange Act of 1934.

HUGHES ELECTRONICS CORPORATION

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Hughes Electronics Corporation:

     We have audited the accompanying Consolidated Balance Sheets of Hughes Electronics Corporation as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss), Consolidated Statements of Changes in Stockholder’s Equity and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2002. Our audits also included Financial Statement Schedules I and II. These financial statements and the financial statement schedules are the responsibility of Hughes Electronics Corporation’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hughes Electronics Corporation at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in Note 3 of the Notes to the Consolidated Financial Statements, effective January 1, 2002, Hughes Electronics Corporation changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP

Los Angeles, California
January 15, 2003
(March 6, 2003 as to Note 22; July 22, 2003 as to the reclassification of DIRECTV Broadband as a discontinued operation and the reclassification of segment information as described in Note 1, Note 2 and Note 18)

HUGHES ELECTRONICS CORPORATION

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Millions)
Revenues
Direct broadcast, leasing and other services	$7,958.6	$7,177.5	$6,262.2
Product sales	903.9	1,059.7	1,025.4

Total Revenues	8,862.5	8,237.2	7,287.6

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	4,087.9	3,270.0	2,817.5
Cost of products sold	818.6	900.2	815.1
Selling, general and administrative expenses	3,088.1	3,570.9	3,061.0
Depreciation and amortization	1,020.2	1,110.6	948.1

Total Operating Costs and Expenses	9,014.8	8,851.7	7,641.7

Operating Loss	(152.3)	(614.5)	(354.1)
Interest income	24.5	56.5	49.3
Interest expense	(334.5)	(195.3)	(218.2)
Other, net	425.5	(92.7)	(292.6)

Loss From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes	(36.8)	(846.0)	(815.6)
Income tax benefit	27.6	275.9	406.1
Minority interests in net (earnings) losses of subsidiaries	(21.6)	49.9	54.1

Loss from continuing operations before cumulative effect of accounting changes	(30.8)	(520.2)	(355.4)
Income (loss) from discontinued operations, net of taxes	(181.7)	(94.0)	36.1
Gain on sale of discontinued operations, net of taxes	—	—	1,132.3

Income (loss) before cumulative effect of accounting changes	(212.5)	(614.2)	813.0
Cumulative effect of accounting changes, net of taxes	(681.3)	(7.4)	—

Net Income (Loss)	(893.8)	(621.6)	813.0
Adjustment to exclude the effect of GM purchase accounting	—	3.3	16.9

Earnings (loss) excluding the effect of GM purchase accounting adjustment	(893.8)	(618.3)	829.9
Preferred stock dividends	(46.9)	(96.4)	(97.0)

Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)	$(940.7)	$(714.7)	$732.9

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H Common Stock outstanding (in millions) (Numerator)	919.5	876.3	681.2
Average Class H dividend base (in millions) (Denominator)	1,343.1	1,300.0	1,297.0
Available Separate Consolidated Net Income (Loss)	$(644.0)	$(481.8)	$384.9

Reference should be made to the Notes to the Consolidated Financial Statements.

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in Millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,128.6	$700.1
Accounts and notes receivable, net of allowances of $102.4 and $113.6	1,133.9	1,090.5
Contracts in process	165.9	153.1
Inventories	230.3	360.1
Deferred income taxes	97.7	118.9
Prepaid expenses and other	900.0	918.4

Total Current Assets	3,656.4	3,341.1
Satellites, net	4,922.6	4,806.6
Property, net	2,017.4	2,197.8
Goodwill, net	5,775.2	6,496.6
Intangible Assets, net	644.7	660.2
Net Investment in Sales-type Leases	161.9	227.0
Investments and Other Assets	706.9	1,480.8

Total Assets	$17,885.1	$19,210.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$1,039.0	$1,227.5
Deferred revenues	166.4	178.5
Short-term borrowings and current portion of long-term debt	727.8	1,658.5
Accrued liabilities and other	1,269.9	1,342.0

Total Current Liabilities	3,203.1	4,406.5

Long-Term Debt	2,390.0	988.8
Other Liabilities and Deferred Credits	1,178.4	1,465.1
Deferred Income Taxes	581.2	746.5
Commitments and Contingencies Minority Interests	555.3	531.3
Stockholder’s Equity Capital stock and additional paid-in capital	10,151.8	9,561.2
Preferred stock, Series A	—	1,498.4
Convertible preferred stock, Series B	914.1	—
Retained earnings (deficit)	(1,027.1)	(86.4)

Subtotal Stockholder’s Equity	10,038.8	10,973.2
Accumulated Other Comprehensive Income (Loss)
Minimum pension liability adjustment	(32.3)	(17.3)
Accumulated unrealized gains (losses) on securities and derivatives	(3.3)	192.6
Accumulated foreign currency translation adjustments	(26.1)	(76.6)

Accumulated other comprehensive income (loss)	(61.7)	98.7

Total Stockholder’s Equity	9,977.1	11,071.9

Total Liabilities and Stockholder’s Equity	$17,885.1	$19,210.1

Reference should be made to the Notes to the Consolidated Financial Statements.

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Capital Stock
	and			Accumulated
	Additional		Retained	Other	Total
	Paid-In	Preferred	Earnings	Comprehensive	Stockholder’s	Comprehensive
	Capital	Stock	(Deficit)	Income (Loss)	Equity	Income (Loss)

	(Dollars in Millions)
Balance at December 31, 1999	$9,809.5	$1,487.5	$(84.4)	$468.7	$11,681.3
Net Income			813.0		813.0	$813.0
Preferred stock		8.2	(3.2)		5.0
Preferred stock dividends			(93.8)		(93.8)
Stock options exercised	67.9				67.9
Tax benefit from exercise of GM Class H common stock options	62.3				62.3
Subsidiary common stock issued in connection with acquisition and other	34.1				34.1
Minimum pension liability adjustment				(8.8)	(8.8)	(8.8)
Foreign currency translation adjustments				(25.9)	(25.9)	(25.9)
Unrealized holding losses on securities				(209.0)	(209.0)	(209.0)

Comprehensive income						$569.3

Balance at December 31, 2000	9,973.8	1,495.7	631.6	225.0	12,326.1
Net Loss			(621.6)		(621.6)	$(621.6)
Preferred stock		2.7	(2.7)
Preferred stock dividends			(93.7)		(93.7)
Stock options exercised	22.3				22.3
Tax benefit from exercise of GM Class H common stock options	7.1				7.1
Adjustment related to Raytheon purchase price settlement	(574.2)				(574.2)
Subsidiary common stock issued in connection with acquisition and other	132.2				132.2
Minimum pension liability adjustment				(1.2)	(1.2)	(1.2)
Foreign currency translation adjustments				(60.7)	(60.7)	(60.7)
Cumulative effect of accounting change				0.4	0.4	0.4
Unrealized gains (losses) on securities and derivatives:
Unrealized holding losses				(121.4)	(121.4)	(121.4)
Less: reclassification adjustment for net losses recognized during the period				56.6	56.6	56.6

Comprehensive loss						$(747.9)

Balance at December 31, 2001	9,561.2	1,498.4	(86.4)	98.7	11,071.9
Net Loss			(893.8)		(893.8)	$(893.8)
Preferred stock		1.6	(1.6)
Preferred stock dividends			(45.3)		(45.3)
Stock options exercised	7.7				7.7
Tax benefit from exercise of GM Class H common stock options	1.2				1.2
Cancellation of Hughes Series A Preferred Stock	1,500.0	(1,500.0)
Issuance of Hughes Series B Convertible Preferred Stock	(914.1)	914.1
Other	(4.2)				(4.2)
Minimum pension liability adjustment				(15.0)	(15.0)	(15.0)
Foreign currency translation adjustments:
Unrealized gains				1.6	1.6	1.6
Less: reclassification adjustment for net losses recognized during the period				48.9	48.9	48.9
Unrealized losses on securities and derivatives:
Unrealized holding losses				(96.8)	(96.8)	(96.8)
Less: reclassification adjustment for net gains recognized during the period				(99.1)	(99.1)	(99.1)

Comprehensive loss						$(1,054.2)

Balance at December 31, 2002	$10,151.8	$914.1	$(1,027.1)	$(61.7)	$9,977.1

Reference should be made to the Notes to the Consolidated Financial Statements.

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Millions)
Cash Flows from Operating Activities
Loss from continuing operations before cumulative effect of accounting changes	$(30.8)	$(520.2)	$(355.4)
Adjustments to reconcile loss from continuing operations before cumulative effect of accounting changes to net cash provided by operating activities
Depreciation and amortization	1,020.2	1,110.6	948.1
Equity losses from unconsolidated affiliates	70.1	61.3	164.2
Net gain from sale of investments	(84.1)	(130.6)	—
Net loss on write-down of investments	180.6	239.0	—
Net (gain) loss on discontinuation of businesses	(41.1)	(32.0)	128.4
Loss on disposal of assets	53.8	14.0	14.6
Net gain from insurance claim	(40.1)	—	—
Gross (profit) loss on sales-type leases	18.7	(32.7)	(136.4)
Deferred income taxes and other	193.9	143.0	377.1
Change in other operating assets and liabilities
Accounts and notes receivable	(64.3)	46.6	(164.4)
Inventories	113.9	(8.5)	(101.9)
Prepaid expenses and other	227.0	(17.1)	5.3
Accounts payable	(179.8)	(311.0)	162.0
Accrued liabilities	71.6	(92.5)	(132.1)
Other	(282.6)	(137.9)	181.2

Net Cash Provided by Operating Activities	1,227.0	332.0	1,090.7

Cash Flows from Investing Activities
Investment in companies, net of cash acquired	(27.0)	(287.8)	(181.2)
Purchase of short-term investments	(99.8)	—	—
Expenditures for property	(512.3)	(758.7)	(939.0)
Expenditures for satellites	(731.7)	(944.1)	(777.1)
Proceeds from sale of investments	322.4	204.9	4,040.3
Proceeds from insurance claims	215.0	132.4	36.2
Other, net	0.3	(47.2)	31.6

Net Cash Provided by (Used in) Investing Activities	(833.1)	(1,700.5)	2,210.8

Cash Flows from Financing Activities
Net increase (decrease) in notes and loans payable	(1,147.3)	1,187.4	(496.6)
Long-term debt borrowings	1,801.1	1,642.6	5,262.2
Repayment of long-term debt	(183.3)	(1,515.2)	(5,591.5)
Debt issuance costs	(85.4)	—	—
Stock options exercised	7.4	21.8	70.1
Preferred stock dividends paid to General Motors	(68.7)	(93.7)	(93.8)
Payment of Raytheon settlement	(134.2)	(500.0)	—

Net Cash Provided by (Used in) Financing Activities	189.6	742.9	(849.6)

Net cash provided by (used in) continuing operations	583.5	(625.6)	2,451.9
Net cash used in discontinued operations	(155.0)	(182.4)	(1,182.0)

Net increase (decrease) in cash and cash equivalents	428.5	(808.0)	1,269.9
Cash and cash equivalents at beginning of the year	700.1	1,508.1	238.2

Cash and cash equivalents at end of the year	$1,128.6	$700.1	$1,508.1

Reference should be made to the Notes to the Consolidated Financial Statements.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation and Description of Business

     Hughes Electronics Corporation (“Hughes”) is a wholly-owned subsidiary of General Motors Corporation (“GM”). The GM Class H common stock tracks the financial performance of Hughes.

     Hughes is a leading provider of digital entertainment, information and communication services and satellite-based private business networks. Hughes is the world’s leading digital multi-channel entertainment service provider, based on the number of subscribers, with its programming distribution service known as DIRECTV®, which was introduced in the United States (“U.S.”) in 1994 and was the first high-powered, all digital, direct-to-home television distribution service in North America. DIRECTV Latin America, LLC, (“DLA”), which is 74.7% owned by Hughes, is the leading direct-to-home satellite television service in Latin America and the Caribbean that began service in 1996. Hughes is the owner and operator of one of the largest commercial satellite fleets in the world through its approximately 81% owned subsidiary, PanAmSat Corporation (“PanAmSat”). Hughes is also a leading provider of broadband services and products, including satellite wireless communications ground equipment and business communications services. Hughes’ equipment and services are applied in, among other things, data, video and audio transmission, cable and network television distribution, private business networks, digital cellular communications and direct-to-home satellite broadcast distribution of television programming.

     Hughes announced, in December of 2002, that DIRECTV Broadband, Inc. (“DIRECTV Broadband”) would close its high-speed Internet service business in the first quarter of 2003. On February 28, 2003, DIRECTV Broadband completed the transition of its customers to alternative service providers and shut down its high-speed Internet service business. See further discussion of this item in Note 18.

     Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of the satellite systems manufacturing businesses (“Satellite Businesses”), which were sold to The Boeing Company (“Boeing”) on October 6, 2000, and DIRECTV Broadband are excluded from Hughes’ results from continuing operations for the periods presented herein. Alternatively, the financial results are presented in Hughes’ Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) in a single line item entitled “Income (loss) from discontinued operations, net of taxes” and the net cash flows are presented in the Consolidated Statements of Cash Flows as “Net cash used in discontinued operations.” See further discussion in Note 18.

     The accompanying consolidated financial statements include the applicable portion of intangible assets, including goodwill, and related amortization resulting from purchase accounting adjustments associated with GM’s purchase of Hughes in 1985, with certain amounts allocated to the Satellite Businesses. With Hughes’ adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” Hughes ceased amortization of goodwill and intangible assets with indefinite lives on January 1, 2002. See further discussion in Note 3.

     On October 28, 2001, Hughes and GM, together with EchoStar Communications Corporation (“EchoStar”), announced the signing of definitive agreements that provided for the split-off of Hughes from GM and the subsequent merger of the Hughes business with EchoStar (the “Merger”). Hughes, GM and EchoStar entered into a termination agreement on December 9, 2002, pursuant to which GM, Hughes and EchoStar agreed to terminate the merger agreement and certain related agreements. Under the terms of the termination agreement, EchoStar paid Hughes $600 million in cash and Hughes retained its 81% ownership position in PanAmSat.

     GM has announced that it is currently evaluating a variety of strategic options for Hughes, including a reduction or elimination of its retained economic interest in Hughes, transactions that would involve strategic investors and public offerings of GM Class H common stock or related securities for cash or in exchange for outstanding GM debt obligations. Any such transaction might involve the separation of Hughes from GM. GM and Hughes have engaged in preliminary discussions with some parties. No other decisions have been made regarding which options or combinations of options, if any, GM will pursue. Due to the numerous uncertainties involved in these matters, there can be no assurance that any transaction or offering will be announced or completed or as to the time at which such a transaction or offering might be completed.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Note 2: Summary of Significant Accounting Policies

Principles of Consolidation

     The accompanying financial statements are presented on a consolidated basis and include the accounts of Hughes and its domestic and foreign subsidiaries that are more than 50% owned or controlled by Hughes after elimination of intercompany accounts and transactions. Hughes allocates earnings and losses to minority interests only to the extent of a minority investor’s investment in a subsidiary.

Use of Estimates in the Preparation of the Consolidated Financial Statements

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Reclassifications

     During 2002, Hughes changed the classification of certain subscriber acquisition costs. As a result, the costs of free programming and the costs of installation and hardware subsidies for subscribers added through DIRECTV’s direct sales program are now included as part of “Broadcast programming and other costs” in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) rather than in “Selling, general and administrative expenses” where they had previously been reported. Prior period amounts have been reclassified to conform to the 2002 presentation.

     Beginning in the first quarter of 2003, Hughes no longer allocates general corporate expenses to its subsidiaries. Prior period segment information has been reclassified to conform to this presentation.

Revenue Recognition

     Revenues are generated from sales of direct-to-home broadcast subscriptions, the sale of transponder capacity and related services through outright sales, sales-type leases and operating lease contracts, and sales of DIRECTV® receiving equipment, communications equipment and communications services.

     Sales are generally recognized as products are shipped or services are rendered. Direct-To-Home subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers. Equipment rental revenue is recognized monthly as earned. Advertising revenue is recognized when the related services are performed. Programming payments received from subscribers in advance of the broadcast are recorded as deferred revenues until earned.

     Pursuant to an outright sale contract, all rights and title to a transponder are purchased. In connection with an outright sale, Hughes recognizes the sale amount as revenue and the cost basis of the transponder is charged to “Broadcast programming and other costs.”

     Satellite transponder lease contracts qualifying for capital lease treatment (typically based, among other factors, on the term of the lease) are accounted for as sales-type leases, with revenues recognized at inception of the lease equal to the net present value of the future minimum lease payments. Upon inception of a sales-type lease, the cost basis of the transponder is charged to “Broadcast programming and other costs.” The portion of each periodic lease payment deemed to be attributable to interest income is recognized in each respective period.

     Transponder and other lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are generally recognized on a straight-line basis over the respective lease term. Differences between operating lease payments received and revenues recognized are deferred and included in “Accounts and notes receivable” and “Investments and Other Assets.”

     Sales-type lease agreements and contracts for the sale of transponders typically include a telemetry, tracking and control (“TT&C”) service agreement with the customer, which require the customer to pay monthly service fees which are recognized and billable as the services are performed. For a significant portion of the customer lease agreements, TT&C services are performed for the customer and the fees for such services are included in the customer’s monthly lease payment.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     A small percentage of revenues are derived from long-term contracts for the sale of wireless communications systems. Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Subscriber Acquisition Costs

     Subscriber acquisition costs in the consolidated statements of operations consist of costs incurred to acquire new subscribers through third parties and the direct customer acquisition program. The deferred portion of the costs are included in “Prepaid expenses and other” in the Consolidated Balance Sheets.

     Subscriber acquisition costs primarily consist of amounts paid for third-party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels which are included in the consolidated statements of operations in “Selling, general and administrative expenses,” and the cost of installation and hardware subsidies for subscribers added through the direct customer acquisition program which are included in the consolidated statements of operations in “Broadcast programming and other costs.” Additional components of subscriber acquisition costs include subsidies paid to manufacturers of receiving equipment, if any, and the cost of print and television advertising. The cost of advertising and manufacturer subsidies is expensed as incurred. Manufacturer subsidies for hardware activated on the DIRECTV service prior to August 2000 are payable over five years, the present value of which was accrued in the period of activation with interest expense recorded over the term of the obligation. The current portion of these manufacturer subsidies are recorded in the Consolidated Balance Sheets in “Accrued liabilities and other,” with the long-term portion recorded in “Other Liabilities and Deferred Credits.”

     Substantially all commissions paid to retailers and dealers for third-party customer acquisitions, although paid in advance, are earned by the retailers or dealers over 12 months from the date of subscriber activation and may be recouped by Hughes on a pro-rata basis should the subscriber cancel the service during the 12-month service period. Accordingly, prepaid commissions are deferred and amortized to expense over the 12-month service period. The amount deferred is limited to the estimated average gross margin (equal to an average subscriber’s revenue to be earned over 12 months, less the related cost of programming) to be derived from the subscriber over the 12-month period. The excess commission over the estimated gross margin and non-refundable commissions are expensed immediately.

     The cost of installation and hardware under the direct customer acquisition program is deferred when a customer commits to 12 months of the service. The amount deferred is amortized to expense over the commitment period and limited to the estimated gross margin (equal to the contractual revenues to be earned from the subscriber over 12 months, less the related cost of programming) expected to be earned over the contract term, less a reserve for estimated unrecoverable amounts. The cost of installation and hardware in excess of the estimated gross margin and where no customer commitment is obtained is expensed immediately.

     Hughes actively monitors the recoverability of prepaid commissions and deferred installation and hardware costs. To the extent Hughes needs to charge back prepaid commissions, Hughes offsets the amount due against amounts payable to the retailers/dealers, and therefore, recoverability of prepaid commissions, net of existing reserves, is reasonably assured. Generally, new subscribers secure their accounts by providing a credit card or other identifying information and agree that a pro-rated early termination fee of $150 will be assessed if the subscriber cancels service prior to the end of the commitment period. As a result, with the ability to charge the subscriber an early termination fee, together with existing reserves, the recoverability of deferred installation and hardware costs is reasonably assured.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Cash Flows

     Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

     Net cash provided by operating activities includes cash payments made for interest of $398.0 million, $268.4 million and $312.9 million in 2002, 2001 and 2000, respectively and net cash refunds received for prior year income taxes of $354.5 million, $310.7 million and $290.5 million in 2002, 2001 and 2000, respectively.

Contracts in Process

     Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing, and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Advances offset against contract related receivables amounted to $38.2 million and $37.6 million at December 31, 2002 and 2001, respectively.

Inventories

     Inventories are stated at the lower of cost or market principally using the average cost method.

Major Classes of Inventories	2002	2001

	(Dollars in Millions)
Productive material and supplies	$34.7	$58.3
Work in process	111.2	145.7
Finished goods	118.9	183.2
Provision for excess or obsolete inventory	(34.5)	(27.1)

Total	$230.3	$360.1

Property, Satellites and Depreciation

     Property and satellites are carried at cost. Satellite costs include construction costs, launch costs, launch insurance, incentive obligations, direct development costs and capitalized interest. Capitalized satellite costs represent satellites under construction and the costs of successful satellite launches. The proportionate cost of a satellite, net of accumulated depreciation and insurance proceeds, is written-off in the period a full or partial loss of the satellite occurs. Capitalized customer leased set-top box costs include the cost of hardware and installation. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Intangible Assets

     As discussed below in Note 3, with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, Hughes ceased amortization of goodwill and intangible assets with indefinite lives. Goodwill and intangible assets with indefinite lives are subject to write-down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. Prior to January 1, 2002, goodwill, which represents the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses, and intangible assets with indefinite lives were amortized using the straight-line method over periods not exceeding 40 years. Other intangible assets are amortized using the straight-line method over their expected useful lives, which range from 5 to 15 years.

Broadcast Programming Rights

     The cost of television programming broadcast rights is recognized when the related programming is distributed. The cost of television programming rights to distribute live sporting events is charged to expense using the straight-line method as the events occur over the course of the season or tournament. These costs are included in “Broadcast programming and other costs” in the consolidated statements of operations.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Advance payments in the form of cash and equity instruments from programming content providers for carriage of their signal are deferred and recognized as a reduction of programming costs on a straight-line basis over the related contract term. Equity instruments are recorded at fair value based on quoted market prices or appraised values, based on an independent third-party valuation. Also recorded as a reduction of programming costs is the amortization of a provision for above-market programming contracts that was recorded in connection with the United States Satellite Broadcasting Company, Inc. (“USSB”) transaction in May 1999. The provision was based upon an independent third-party appraisal and recorded at its net present value, with interest expense recognized over the remaining term of the contract. The current and long-term portions of these deferred credits are recorded in the Consolidated Balance Sheets in “Accrued liabilities and other” and “Other Liabilities and Deferred Credits” and are being amortized using the interest method over the related contract terms of 92 months.

Software Development Costs

     Other assets include certain software development costs capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs at December 31, 2002 and 2001, net of accumulated amortization of $170.2 million and $147.8 million, respectively, totaled $88.0 million and $85.1 million, respectively. The software is amortized using the greater of the units of revenue method or the straight-line method over its estimated useful life, not in excess of five years. Software program reviews are conducted to ensure that capitalized software development costs are properly treated and costs associated with programs that are not generating revenues are expensed.

Valuation of Long-Lived Assets

     Hughes evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Foreign Currency

     Some of Hughes’ foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss) (“OCI”), a separate component of stockholder’s equity. Translation adjustments for foreign currency denominated equity investments are also recorded as part of OCI.

     Hughes also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the consolidated statements of operations.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Financial Instruments and Investments

     Hughes maintains investments in equity securities of unaffiliated companies. Non-marketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of OCI. Hughes continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” Hughes considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and Hughes’ intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and the amount is recognized in the consolidated statements of operations as part of “Other, net” and recorded as a reclassification adjustment from OCI.

     Investments in which Hughes owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in Hughes recognizing investee earnings or losses in excess of its ownership percentage.

     The carrying value of cash and cash equivalents, accounts and notes receivable, investments and other assets, accounts payable, and amounts included in “Accrued liabilities and other” meeting the definition of a financial instrument and debt approximated fair value at December 31, 2002 and December 31, 2001.

     Hughes carries all derivative financial instruments on the Consolidated Balance Sheets at fair value based on quoted market prices. Hughes uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. The ineffective portion and changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value are immediately recognized in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) in “Other, net.” Hughes assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective.

     The net deferred loss from effective cash flow hedges net of taxes in OCI of $1.2 million at December 31, 2002 is expected to be recognized in earnings over the next three years.

Stock Compensation

     Hughes issues GM Class H common stock options to employees with grant prices equal to the fair value of the underlying security at the date of grant. No compensation cost has been recognized for options in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” in the consolidated statements of operations.

     Had Hughes followed the fair value based method of accounting for stock-based compensation under SFAS No. 123, “Accounting for Stock-Based Compensation,” for the years ended December 31, 2002, 2001 and 2000, pro forma earnings (loss) used for computation of available separate consolidated net income (loss) would have been $(1,112.4) million, $(946.5) million and $585.3 million, respectively. See Note 13 for additional information regarding the pro forma effect on earnings of recognizing compensation cost based on the estimated fair value of the stock options granted, as required by SFAS No. 123.

     As discussed more completely below in Note 3, Hughes will adopt the fair value based method of accounting for stock-based compensation of SFAS No. 123 for all stock-based compensation granted after December 31, 2002. As a result, Hughes will expense the fair market value of stock-based compensation newly granted to employees pursuant to SFAS No. 123.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Advertising and Research and Development Costs

     Advertising and research and development costs are expensed as incurred. Advertising expenses were $152.9 million in 2002, $163.0 million in 2001 and $129.6 million in 2000. Expenditures for research and development were $71.7 million in 2002, $85.8 million in 2001 and $104.5 million in 2000.

Market Concentrations and Credit Risk

     Hughes provides services and extends credit to a number of wireless communications equipment customers and to a large number of consumers, both in the United States and Latin America. DIRECTV has significant accounts receivable from the National Rural Telecommunications Cooperative (“NRTC”) and one of the NRTC’s largest affiliates, Pegasus Satellite Television, Inc. (“Pegasus”), arising from arrangements granting the NRTC and Pegasus the exclusive right to distribute certain programming in certain areas. In addition, DLA provides services and extends credit to unconsolidated local operating companies (“LOC’s) providing the DIRECTV service, particularly in Venezuela and Puerto Rico. Management monitors its exposure to credit losses and maintains allowances for anticipated losses.

Note 3: Accounting Changes and New Accounting Standards

Accounting Changes

     Hughes adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” on January 1, 2002. SFAS No. 144 refined existing impairment accounting guidance and extended the use of this accounting to discontinued operations. SFAS No. 144 allowed the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminated the existing exception to consolidation of a subsidiary for which control is likely to be temporary. The adoption of SFAS No. 144 did not have any impact on Hughes’ consolidated results of operations or financial position.

     Hughes also adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 required that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written-down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS No. 142 required that Hughes perform step one of a two-part transitional impairment test to compare the fair value of each reportable unit with its respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS No. 142 also required that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, “Business Combinations,” and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

     As part of Hughes’ acquisition of PRIMESTAR in 1999, dealer network and subscriber base intangible assets were identified and valued in accordance with APB Opinion No. 16, “Business Combinations.” The dealer network intangible asset originally valued as part of Hughes’ acquisition of PRIMESTAR was based on established distribution, customer service and marketing capability that had been put in place by PRIMESTAR. The subscriber base intangible asset originally valued as part of Hughes’ acquisition of PRIMESTAR was primarily based on the expected non-contractual future cash flows to be earned over the life of the PRIMESTAR subscribers converted to the DIRECTV service. In accordance with SFAS No. 142, Hughes completed a review of its intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB Opinion No. 16 did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling the entire DIRECTV business. As a result, in the first quarter of 2002, Hughes reclassified $209.8 million, net of $146.0 million of accumulated amortization, of previously reported intangible assets to goodwill. As a result of this reclassification, approximately $13.2 million of quarterly amortization expense ceased, beginning January 1, 2002. In October 2002, Emerging Issues Task Force (“EITF”) Issue No. 02-17, “Recognition of Customer Relationship Intangible Assets

Acquired in a Business Combination” was issued, which gave clarifying guidance on the treatment of certain subscriber-related relationships. As a result, as of the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized over their estimated remaining useful lives of 2 and 12 years, respectively. As a result of this change, Hughes recognized amortization expense of $18.5 million in the fourth quarter of 2002.

     In the first quarter of 2002, Hughes also completed the required transitional impairment test for intangible assets with indefinite lives, which consist of Federal Communications Commission licenses for direct-to-home broadcasting frequencies (“Orbital Slots”), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

     In the second quarter of 2002, with the assistance of an independent valuation firm, Hughes completed step one of the transitional test to determine whether a potential impairment existed for goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair values of DIRECTV U.S. and the Satellite Services segment exceeded their carrying values, therefore no further impairment test was required. It was also determined that the carrying values of DLA and DIRECTV Broadband exceeded their fair values, therefore requiring step two of the impairment test be performed. No goodwill or intangible assets existed at the Network Systems segment and therefore no impairment test was required.

     Hughes completed step two of the impairment test for DLA and DIRECTV Broadband in the fourth quarter of 2002 as required by SFAS No. 142. Step two of the transitional test requires the comparison of the implied value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. In the initial year of adoption, the impairment loss, if any, is recorded as a cumulative effect of accounting change, net of taxes. As a result of completing step two, Hughes determined that $631.8 million and $107.9 million representing all of the goodwill recorded at DLA and DIRECTV Broadband, respectively, was impaired. In addition, Hughes also recorded a $16.0 million charge representing its share of the goodwill impairment of an equity method investee. Therefore, Hughes recorded a cumulative effect of accounting change, net of taxes, of $681.3 million ($755.7 million pre-tax) as of January 1, 2002 in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss).

     In accordance with SFAS No. 142, Hughes will perform its annual impairment test for all reporting units during the fourth quarter of each year, commencing in the fourth quarter of 2002. If an impairment loss results from the annual impairment test, the loss will be recorded as a pre-tax charge to operating income. In the fourth quarter of 2002, with the assistance of an independent valuation firm, Hughes completed its first annual impairment test for DIRECTV U.S. and the Satellite Services segment. The independent valuation, which was primarily based on the present value of expected future cash flows, resulted in fair values for DIRECTV U.S. and for the Satellite Services segment that exceeded Hughes’ carrying values. As a result, no impairment loss existed for DIRECTV U.S. and the Satellite Services segment for 2002.

     The following represents Hughes’ reported net income (loss) and reported income (loss) before cumulative effect of accounting changes on a comparable basis excluding the after-tax effect of amortization expense associated with goodwill and intangible assets with indefinite lives:

	2002	2001	2000

	(Dollars in Millions)
Reported net income (loss)	$(893.8)	$(621.6)	$813.0
Add:
Goodwill amortization	—	219.9	215.1
Intangible assets with indefinite lives amortization	—	7.2	7.2

Adjusted net income (loss)	$(893.8)	$(394.5)	$1,035.3

Reported income (loss) before cumulative effect of accounting changes	$(212.5)	$(614.2)	$813.0
Add:
Goodwill amortization	—	219.9	215.1
Intangible assets with indefinite lives amortization	—	7.2	7.2

Adjusted income (loss) before cumulative effect of accounting changes	$(212.5)	$(387.1)	$1,035.3

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Hughes adopted SFAS No. 141, “Business Combinations” on July 1, 2001. SFAS No. 141 required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibited the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not have a significant impact on Hughes’ consolidated results of operations or financial position.

     Hughes adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. SFAS No. 133 required Hughes to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, Hughes recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) and an after-tax unrealized gain of $0.4 million in “Accumulated other comprehensive income (loss).”

New Accounting Standards

     In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of affiliated companies where a controlling financial interest is achieved through arrangements other than voting interests. Affiliated companies are considered variable interest entities in instances where affiliate capital is insufficient to permit the affiliate to finance its activities without additional subordinated financial support, and in certain other circumstances. The determination as to whether an affiliate is a variable interest entity must be based on the circumstances on the date that an entity becomes involved with an affiliate or when certain events occur that would indicate a potential change in a previous determination. Consolidation of an affiliate is required when it is determined that the affiliate is a variable interest entity and that the investor will absorb a majority of the expected losses or residual returns if they occur. As required, Hughes will apply the provisions of FIN 46 for all investments in affiliates after January 31, 2003. For investments in variable interest entities made before February 1, 2003, Hughes will follow the provisions of FIN 46, as required, no later than July 1, 2003. The adoption of this standard could result in the consolidation of certain affiliates which were previously accounted for under the equity method of accounting. Such adoption would be reflected as a cumulative effect of accounting change in the consolidated statements of operations.

     Hughes has identified the partially-owned local operating companies providing DLA programming services in Venezuela and Puerto Rico, of which Hughes owns 19.5% and 40.0%, respectively, as potential variable interest entities. Hughes currently accounts for these investments under the equity method of accounting and reflects approximately 75.0% of their net income or loss in Hughes’ consolidated statements of operations due to the accumulation of net losses in excess of the other investors’ investments.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide two alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Hughes currently follows the intrinsic value based method of accounting for stock-based compensation of APB No. 25. Hughes will adopt the fair value based method of accounting for stock-based compensation for all stock-based compensation granted after December 31, 2002 in accordance with the original transition provisions of SFAS No. 123. Adoption of this standard will result in an increase in compensation cost recognized in operating results. See Note 13 for pro forma information regarding the compensation costs that would have been recognized had Hughes followed the fair value based method of accounting for stock-based compensation under SFAS No. 123 for the years ended December 31, 2002, 2001 and 2000.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. Hughes has not yet determined the impact this issue will have on its consolidated results of operations or financial position, if any.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 generally requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Hughes is required to implement SFAS No. 146 on January 1, 2003. Hughes’ adoption of this standard on January 1, 2003 is not expected to have a significant impact on Hughes’ consolidated results of operations or financial position.

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” SFAS No. 145 eliminates the requirement to present gains and losses on the early extinguishment of debt as an extraordinary item, and resolves accounting inconsistencies for certain lease modifications. Hughes’ adoption of this standard on January 1, 2003 is not expected to have an impact on Hughes’ consolidated results of operations or financial position.

Note 4: Property and Satellites, Net

	Estimated
	Useful Lives
	(years)	2002	2001

		(Dollars in Millions)
Land and improvements	10 — 30	$55.1	$54.4
Buildings and leasehold improvements	2 — 40	338.5	323.9
Machinery and equipment	2 — 23	1,968.1	1,627.2
Customer leased set-top boxes	4 — 7	867.5	969.5
Furniture, fixtures and office machines	2 — 15	154.9	128.6
Construction in progress	—	399.3	450.8

Total		3,783.4	3,554.4
Less accumulated depreciation		1,766.0	1,356.6

Property, net		$2,017.4	$2,197.8

Satellites	12 — 16	$6,419.8	$6,215.4
Less accumulated depreciation		1,497.2	1,408.8

Satellites, net		$4,922.6	$4,806.6

     Hughes capitalized interest costs of $116.8 million, $76.3 million and $82.4 million during 2002, 2001 and 2000, respectively, as part of the cost of its property and satellites under construction.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Note 5: Leasing Activities

     Future minimum payments due from customers under sales-type leases and related service agreements, and noncancelable satellite transponder operating leases as of December 31, 2002 are as follows:

	Sales-Type Leases

	Minimum	Service
	Lease	Agreement	Operating
	Payments	Payments	Leases

	(Dollars in Millions)
2003	$39.3	$3.1	$568.1
2004	39.2	3.0	526.3
2005	39.2	3.0	502.3
2006	24.5	0.8	502.6
2007	21.2	0.4	408.9
Thereafter	114.2	1.9	1,915.5

Total	$277.6	$12.2	$4,423.7

     Future minimum lease payments due from customers, included in the above table, related to satellites to be launched totaled approximately $0.8 billion. Included in the amounts above are $151.6 million of future lease payments, which may be terminated by the customers pursuant to certain contractual termination rights.

     The components of the net investment in sales-type leases are as follows:

	2002	2001

	(Dollars in Millions)
Total minimum lease payments	$277.6	$380.7
Less unearned interest income and allowance for doubtful accounts	92.8	128.8

Total net investment in sales-type leases	184.8	251.9
Less current portion	22.9	24.9

Total long-term net investment in sales-type leases	$161.9	$227.0

Note 6: Intangible Assets

     Hughes had $5,775.2 million and $6,496.6 million of goodwill at December 31, 2002 and December 31, 2001, respectively, net of accumulated amortization of $606.9 million and $700.0 million at December 31, 2002 and December 31, 2001, respectively. Net goodwill of $140.6 million and $505.0 million related to the Direct-To-Home Broadcast and Satellite Services segments, respectively, which was carried at Corporate as of December 31, 2002 and 2001, has been allocated to the respective reporting unit in the presentation below. The changes in the carrying amounts of goodwill by reporting unit for the year ended December 31, 2002 were as follows:

	Direct-To-
	Home	Satellite	Network
	Broadcast	Services	Systems	Total

	(Dollars in Millions)
Balance as of December 31, 2001	$3,734.0	$2,743.7	$18.9	$6,496.6
Impairment loss	(739.7)	—	(16.0)	(755.7)
Other	34.8	—	(0.5)	34.3

Balance as of December 31, 2002	$3,029.1	$2,743.7	$2.4	$5,775.2

     Hughes had $644.7 million and $660.2 million of intangible assets, net at December 31, 2002 and December 31, 2001, respectively. Accumulated amortization for intangible assets was $195.1 million and $182.2 million at December 31, 2002 and December 31, 2001, respectively. Intangible assets at December 31, 2002 primarily consisted of $432.3 million, net of $30.6 million of accumulated amortization, of Orbital Slots which have indefinite useful lives, and $191.3 million, net of $164.5 million of accumulated amortization, of dealer network and subscriber base intangible assets which are being amortized over their estimated remaining useful lives of 2 and 12 years, respectively. See Note 3 for further discussion.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Amortization expense for intangible assets was $18.5 million, $65.3 million and $68.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Estimated amortization expense in each of the next five years is as follows: $74.0 million in 2003; $31.1 million in 2004; $9.2 million in 2005; $9.2 million in 2006; $9.2 million in 2007; and $58.6 million thereafter. The increase in amortization expense from 2002 to estimated amortization expense in 2003 is due to the reinstatement of subscriber base and dealer network intangible assets as a result of the issuance of EITF Issue No. 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” See Note 3 for further discussion.

     As discussed in Note 3, Hughes ceased amortization of goodwill and intangible assets with indefinite lives with the adoption of SFAS No. 142 on January 1, 2002.

Note 7: Investments in Marketable Securities

     Investments in marketable equity securities stated at current fair value and classified as available-for-sale totaled $98.2 million and $725.4 million at December 31, 2002 and 2001, respectively, and were recorded in the Consolidated Balance Sheets in “Investments and Other Assets.” Investments in debt securities, stated at current fair value and classified as available-for-sale, totaled $209.9 million at December 31, 2002. Investments in debt securities with maturities of less than one year totaling $99.8 million are carried in “Prepaid expenses and other.” Investments in debt securities with remaining maturities of six years totaling $110.1 million are carried in “Investments and Other Assets.”

     At December 31, 2002, $3.4 million of accumulated unrealized pre-tax losses were recorded as part of OCI. At December 31, 2001, $323.1 million of accumulated unrealized pre-tax gains were recorded as part of OCI. During 2002 and 2001, Hughes recorded a write-down for other-than-temporary declines in certain marketable equity investments of $148.9 million and $226.1 million, respectively.

     On August 21, 2002, Hughes sold about 8.8 million shares of Thomson multimedia S.A. (“Thomson”) common stock for approximately $211.0 million in cash, resulting in a pre-tax gain of about $158.6 million.

     On November 19, 2001, Hughes repaid $74.9 million of debt pursuant to the terms of a debt guarantee provided by Hughes for the benefit of Motient Corporation (“Motient”). In connection with the payment, Hughes received from Motient 7.1 million common shares of XM Satellite Radio Holdings Inc. stock, with a market value as of November 2001 of $67.9 million and $3.6 million in cash. The repayment of Motient’s debt released Hughes from any further obligations related to Motient’s indebtedness and therefore Hughes reversed a related reserve of $39.5 million. The net effect of these actions resulted in a credit of $36.1 million to “Other, net” in the Consolidated Statements of Operations and Available Separate Consolidated Net Income.”

     On July 31, 2001, Hughes sold about 4.1 million shares of Thomson common stock for approximately $132.7 million in cash, resulting in a pre-tax gain of approximately $108.3 million.

     Aggregate investments in affiliated companies accounted for under the equity method at December 31, 2002 and 2001 amounted to $6.8 million and $76.6 million, respectively.

Note 8: Accrued Liabilities and Other

	2002	2001

	(Dollars in Millions)
Exit costs and other liabilities related to discontinued businesses	$255.1	$386.3
Payroll and other compensation	212.9	216.8
Programming contract liabilities	120.6	106.3
Subscriber services expenses	75.3	59.0
Interest payable	63.6	27.2
Other	542.4	546.4

Total	$1,269.9	$1,342.0

     Included in “Other Liabilities and Deferred Credits” is a provision for long-term programming contracts with above-market rates, established as part of the USSB and PRIMESTAR acquisitions in 1999, which totaled $296.0 million and $430.1 million at December 31, 2002 and December 31, 2001, respectively.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     During the second and third quarters of 2001, Hughes announced a nearly 10% reduction of its approximately 7,900 employees, excluding DIRECTV customer service representatives, located in the United States. As a result, 750 employees across all business disciplines were given notification of termination that resulted in an expense of $22.2 million in the second quarter of 2001 and $65.3 million in the third quarter of 2001 for a total charge to “Selling, general and administrative expenses” of $87.5 million. Of that charge, $80.0 million was related to employee severance benefits and $7.5 million was for other costs primarily related to a remaining lease obligation associated with excess office space and employee equipment. The remaining accrual amounted to $14.1 million at December 31, 2002 and related to long-term employee severance benefits.

     See Note 18 for additional information on the exit costs and other liabilities related to discontinued businesses, including the shutdown of the DIRECTV Broadband business.

Note 9: Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

	Interest Rates at
	December 31, 2002	2002	2001

		(Dollars in Millions)
Revolving credit facilities			$450.0
Other short-term borrowings	4.31% — 16.00%	$21.5	16.4
Current portion of long-term debt	5.93% — 6.00%	706.3	1,192.1

Total short-term borrowings and current portion of long-term debt		$727.8	$1,658.5

Long-Term Debt

	Interest Rates at
	December 31, 2002	2002	2001

		(Dollars in Millions)
Notes payable	6.00% — 8.50%	$1,550.0	$796.5
Credit facilities	4.42% — 5.93%	1,506.3	1,322.6
Other debt	4.30% — 12.37%	40.0	61.8

Total debt		3,096.3	2,180.9
Less current portion		706.3	1,192.1

Total long-term debt		$2,390.0	$988.8

     Notes Payables and Credit Facilities. Notes Payable. In February 2002, PanAmSat completed an $800 million private placement notes offering. Such notes were exchanged for registered notes in November 2002. These unsecured notes bear interest at an annual rate of 8.5%, payable semi-annually and mature in 2012.

     In January 2002, PanAmSat repaid in full the $46.5 million outstanding balance of variable rate notes assumed in 1999 in connection with the early buy-out of a satellite sale-leaseback.

     PanAmSat issued five, seven, ten and thirty-year fixed rate notes totaling $750.0 million in January 1998. The $200 million five-year notes were repaid in January 2003. The outstanding principal balances and interest rates for the seven, ten, and thirty-year notes as of December 31, 2002 were $275 million at 6.125%, $150 million at 6.375% and $125 million at 6.875%, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually. In connection with a new secured bank facility entered into by PanAmSat in February 2002, described below, these notes were ratably secured by certain of the operating assets of PanAmSat that were pledged in connection with the secured bank facility.

     Credit Facilities. In February 2002, Hughes amended and increased its existing $750.0 million multi-year credit facility (the “Amended Credit Agreement”). The Amended Credit Agreement provided availability of $1,235.2 million in revolving borrowings. The facility was secured by substantially all of Hughes’ assets other than the assets of DLA and PanAmSat. In March 2002, Hughes borrowed an additional $764.8 million under a term loan tranche that was added to the Amended Credit Agreement. The Amended Credit Agreement was subsequently amended in November 2002. The November 2002 amendment reduced the size of the term loan from $764.8 million to $650.0 million and

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

increased the size of the revolving component to $1,284.0 million, of which $500 million was committed by General Motors Acceptance Corporation (“GMAC”). In December 2002, EchoStar paid $600 million for the termination of the merger agreement, which resulted in a $143.7 million mandatory prepayment of the term loan under the Amended Credit Agreement. Accordingly, the term loan was reduced from $650.0 million to $506.3 million. As of December 31, 2002, the revolving component of the Amended Credit Agreement was undrawn and $506.3 million was outstanding under the term loan. As discussed in Note 22, the Amended Credit Agreement was terminated subsequent to December 31, 2002 and all amounts outstanding were repaid by Hughes.

     In February 2002, PanAmSat obtained a bank facility in the amount of $1,250 million. The bank facility is comprised of a $250 million revolving credit facility, which was undrawn as of December 31, 2002, a $300 million Tranche A Term Loan and a $700 million Tranche B Term Loan, both of which were fully drawn as of December 31, 2002. This bank facility replaced a previously existing $500 million unsecured multi-year revolving credit facility. The new revolving credit facility and the Tranche A Term Loan bear interest at the London Interbank Offered Rate (“LIBOR”) plus 3.0%. The Tranche B Term Loan bears interest at LIBOR plus 3.5%. The revolving credit facility and Tranche A Term Loan interest rates may be increased or decreased based upon changes in PanAmSat’s total leverage ratio, as defined by the credit agreement. The revolving credit facility and the Tranche A Term Loan terminate in 2007 and the Tranche B Term Loan matures in 2008. Principal payments under the Tranche A Term Loan are due in varying amounts from 2004 to 2007. Principal payments under the Tranche B Term Loan are due primarily at maturity. The facilities are secured ratably by substantially all of PanAmSat’s operating assets, including its satellites. PanAmSat repaid a $1,725 million intercompany loan from Hughes in February 2002, using proceeds from the bank facility and notes payable described above, as well as existing cash balances.

     On October 1, 2001, Hughes entered into a $2.0 billion revolving credit facility with GMAC. The facility was subsequently amended in February and November 2002. The most recent amendment reduced the size of the facility to $1,500 million and provided for a commitment through August 31, 2003. The facility is comprised of a $1,500 million tranche secured by a $1,500 million Hughes cash deposit. Borrowings under the facility bear interest at GMAC’s cost of funds plus 0.125%. The $1,500 million cash deposit earns interest at a rate equivalent to GMAC’s cost of funds. Hughes has the legal right of setoff with respect to the $1,500 million GMAC cash deposit, and accordingly offsets it against amounts borrowed from GMAC under the $1,500 million tranche in the consolidated statement of financial position. The facility was fully drawn as of December 31, 2002.

     On January 5, 2001, DLA entered into a $450.0 million revolving credit facility. The obligations under the DLA facility were assigned to Hughes in February 2002. In addition, the obligations under SurFin Ltd.’s unsecured revolving credit facilities of $400.0 million and $212.5 million were assigned to Hughes in February 2002.

     Other. $61.5 million in other short-term and long-term debt, related primarily to DLA and Hughes Network Systems, Inc.’s (“HNS”) international subsidiaries, was outstanding at December 31, 2002, bearing fixed and floating rates of interest of 4.30% to 16.00%. Principal on these borrowings is due in varying amounts through 2007.

     Covenants and Restrictions. Hughes’ and its subsidiaries’ ability to borrow under the credit facilities is contingent upon meeting financial and other covenants. The agreements also include certain operational restrictions. These covenants limit Hughes’ and its subsidiaries’ ability to, among other things: incur or guarantee additional indebtedness; make restricted payments, including dividends; create or permit to exist certain liens; enter into business combinations and asset sale transactions; make investments; enter into transactions with affiliates; and enter into new business. The terms of the PanAmSat debt and credit facilities restrict PanAmSat from transferring funds to Hughes in the form of cash dividends, loans or advances. At December 31, 2002, Hughes and its subsidiaries were in compliance with all such covenants.

Note 10: Income Taxes

     The income tax benefit is based on the reported loss from continuing operations before income taxes, minority interests and cumulative effect of accounting changes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws.

     Hughes and its domestic subsidiaries join with GM in filing a consolidated U.S. federal income tax return. The portion of the consolidated income tax liability or receivable recorded by Hughes is generally equivalent to the amount that would have been recorded on a separate return basis.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     The income tax benefit consisted of the following:

	2002	2001	2000

	(Dollars in Millions)
Taxes currently payable (refundable):
U.S. federal	$(178.5)	$(377.1)	$(757.9)
Foreign	77.4	54.8	31.6
State and local	(3.8)	(49.5)	(52.0)

Total	(104.9)	(371.8)	(778.3)

Deferred tax liabilities:
U.S. federal	72.3	89.9	361.0
State and local	5.0	6.0	11.2

Total	77.3	95.9	372.2

Total income tax benefit	$(27.6)	$(275.9)	$(406.1)

     Loss from continuing operations before income taxes, minority interests and cumulative effect of accounting changes included the following components:

	2002	2001	2000

	(Dollars in Millions)
U.S. income (loss)	$165.8	$(771.0)	$(752.2)
Foreign loss	(202.6)	(75.0)	(63.4)

Total	$(36.8)	$(846.0)	$(815.6)

     The combined income tax benefit was different than the amount computed using the U.S. federal statutory income tax rate for the reasons set forth in the following table:

	2002	2001	2000

	(Dollars in Millions)
Expected refund at U.S. federal statutory income tax rate	$(12.9)	$(296.1)	$(285.4)
Research and experimentation tax benefits and resolution of tax contingencies	(98.0)	(30.0)	(80.9)
Extraterritorial income exclusion and foreign sales corporation tax benefit	(34.8)	(37.1)	(32.8)
U.S. state and local income tax expense (benefit)	1.2	(17.6)	(26.6)
Tax basis differences attributable to equity method investees	14.1	(29.6)	(81.2)
Minority interests in losses of partnership	—	33.9	27.8
Non-deductible goodwill amortization	—	42.3	40.3
Foreign losses and taxes, net of credits	100.7	56.8	31.6
Other	2.1	1.5	1.1

Total income tax benefit	$(27.6)	$(275.9)	$(406.1)

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

          Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31 were as follows:

	2002		2001

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

		(Dollars in Millions)
Accruals and advances	$295.9		$316.5
Customer deposits, rebates and commissions	146.1	$158.1	172.3	$170.7
State taxes	—	2.6	23.2	—
Gain on PanAmSat merger	—	171.6	—	176.4
Depreciation and amortization	74.8	1,143.2	—	1,065.1
Net operating loss and tax credit carryforwards	405.3	—	351.6	—
Discontinuation of DIRECTV Broadband business	104.1	—	—	—
Programming contract liabilities	168.5	—	227.0	—
Unrealized gains and losses on securities	1.4	—	—	130.5
Other	72.1	91.0	72.2	135.0

Subtotal	1,268.2	1,566.5	1,162.8	1,677.7
Valuation allowance	(185.2)	—	(112.7)	—

Total deferred taxes	$1,083.0	$1,566.5	$1,050.1	$1,677.7

     No income tax provision has been made for the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested that amounted to approximately $76.9 million and $62.5 million at December 31, 2002 and 2001, respectively. Repatriation of all accumulated earnings would have resulted in tax liabilities of $26.9 million in 2002 and $21.9 million in 2001.

     At December 31, 2002, Hughes has $126.7 million of deferred tax assets relating to foreign operating loss carryforwards expiring in varying amounts between 2003 and 2007. A valuation allowance was provided for all foreign operating loss carryforwards. At December 31, 2002, Hughes has $24.2 million of foreign tax credits which will expire in 2006, $37.2 million of foreign tax credits which will expire in 2007 and $58.6 million of foreign tax credits which will expire in 2008. A valuation allowance was provided for $58.5 million of foreign tax credits. At December 31, 2002, Hughes has $46.3 million of alternative minimum tax credits, which can be carried forward indefinitely and $14.0 million of general business credits which will expire between 2021 and 2022. At December 31, 2002, Hughes’ subsidiaries have $98.3 million of deferred tax assets relating to federal net operating loss carryforwards, which will expire in varying amounts between 2009 and 2021.

     Hughes has an agreement with Raytheon Company (“Raytheon”) which governs Hughes’ rights and obligations with respect to U.S. federal and state income taxes for all periods prior to the spin-off and merger of Hughes’ defense electronics business with Raytheon in 1997. Hughes is responsible for any income taxes pertaining to those periods prior to the merger, including any additional income taxes resulting from U.S. federal and state tax audits, and is entitled to any U.S. federal and state income tax refunds relating to those years.

     Hughes also has an agreement with Boeing, which governs Hughes’ rights and obligations with respect to U.S. federal and state income taxes for all periods prior to the sale of Hughes’ Satellite Businesses. Hughes is responsible for any income taxes pertaining to those periods prior to the sale, including any additional income taxes resulting from U.S. federal and state tax audits, and is entitled to any U.S. federal and state income tax refunds relating to those years.

     The U.S. federal income tax returns of Hughes have been examined and Hughes has concluded its administrative appeals process with the Internal Revenue Service (“IRS”) for all tax years through 1994. The IRS is currently examining Hughes’ U.S. federal tax returns for years 1995 through 2000. Management believes that adequate provision has been made for any adjustment which might be assessed for open years.

     Total taxes receivable from GM at December 31, 2002 and 2001 were approximately $205 million and $300 million, respectively, of which $75 million and $180 million, respectively, were included in “Prepaid expenses and other” and $130 million and $120 million, respectively, were included in “Investments and Other Assets” in the Consolidated Balance Sheets.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Note 11: Retirement Programs and Other Postretirement Benefits

     Substantially all of Hughes’ employees participate in Hughes’ contributory and non-contributory defined benefit retirement plans. Benefits are based on years of service and compensation earned during a specified period of time before retirement. Additionally, an unfunded, nonqualified pension plan covers certain employees. Hughes also maintains a program for eligible retirees to participate in health care and life insurance benefits generally until they reach age 65. Qualified employees who elected to participate in the Hughes contributory defined benefit pension plans may become eligible for these health care and life insurance benefits if they retire from Hughes between the ages of 55 and 65.

     The components of the pension benefit obligation and the other postretirement benefit obligation, as well as the net benefit obligation recognized in the Consolidated Balance Sheets, are shown below:

			Other
			Postretirement
	Pension Benefits		Benefits

	2002	2001	2002	2001

		(Dollars in Millions)
Change in Benefit Obligation
Net benefit obligation at beginning of year	$455.9	$403.5	$27.6	$30.2
Service cost	21.7	16.0	0.5	0.5
Interest cost	33.8	32.7	2.2	1.9
Plan participants’ contributions	1.9	2.1	—	—
Actuarial (gain) loss	26.4	41.7	5.7	(2.3)
Benefits paid	(42.7)	(40.1)	(2.7)	(2.7)

Net benefit obligation at end of year	497.0	455.9	33.3	27.6

Change in Plan Assets
Fair value of plan assets at beginning of year	416.0	477.5	—	—
Actual return on plan assets	(21.6)	(29.9)	—	—
Employer contributions	7.9	6.4	2.7	2.7
Plan participants’ contributions	1.9	2.1	—	—
Benefits paid	(42.7)	(40.1)	(2.7)	(2.7)

Fair value of plan assets at end of year	361.5	416.0	—	—

Funded status at end of year	(135.5)	(39.9)	(33.3)	(27.6)
Unamortized amount resulting from changes in plan provisions	21.0	23.2	—	—
Unamortized net amount resulting from changes in plan experience and actuarial assumptions	107.1	25.6	(0.8)	(6.4)

Net amount recognized at end of year	$(7.4)	$8.9	$(34.1)	$(34.0)

Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$0.5	$29.0
Accrued benefit cost	(83.1)	(52.8)	$(34.1)	$(34.0)
Intangible asset	21.0	3.7	—	—
Deferred tax assets	21.9	11.7	—	—
Accumulated other comprehensive loss	32.3	17.3	—	—

Net amount recognized at end of year	$(7.4)	$8.9	$(34.1)	$(34.0)

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     There were no GM Class H common stock shares included in the pension plan assets at December 31, 2002 and December 31, 2001.

	Pension Benefits		Other Postretirement Benefits

	2002	2001	2002	2001

Weighted-average assumptions as of December 31
Discount rate	7.00%	7.25%	6.75%	7.00%
Expected return on plan assets	9.50%	9.50%	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%

     For measurement purposes, an 8.0% annual rate of increase in per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually 0.5% per year to 6.0% in 2007.

     Hughes determines the discount rate assumption annually for each of its retirement-related benefit plans on December 1, Hughes’ SFAS No. 87 measurement date, utilizing the yield of high quality fixed-income debt instruments.

     Hughes’ expected return on plan assets assumption is derived from a review of Hughes’ long-term actual return on plan assets and periodic detailed studies conducted by Hughes’ actuary. While the review gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based on the most recent review, Hughes is revising its expected return on plan assets assumption for 2003 to 9.0%. Hughes has achieved a compounded annual return on plan assets of about 12% over the 20 year period ended December 1, 2002.

	Pension Benefits			Other Postretirement Benefits

	2002	2001	2000	2002	2001	2000

	(Dollars in Millions)
Components of net periodic benefit cost
Benefits earned during the year	$21.7	$16.0	$14.7	$0.5	$0.5	$0.6
Interest accrued on benefits earned in prior years	33.8	32.7	30.4	2.2	1.9	2.7
Expected return on assets	(36.5)	(41.0)	(37.9)	—	—	—
Amortization components
Amount resulting from changes in plan provisions	2.2	2.1	0.1	—	—	—
Net amount resulting from changes in plan experience and actuarial assumptions	3.0	0.4	3.6	—	(0.5)	0.8

Net periodic benefit cost	$24.2	$10.2	$10.9	$2.7	$1.9	$4.1

     The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $493.5 million and $440.1 million, respectively, as of December 31, 2002 and $62.3 million and $52.8 million, respectively, as of December 31, 2001. The fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets was $357.1 as of December 31, 2002.

     A one-percentage point change in assumed health care cost trend rates would have the following effects on other postretirement benefits:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

	(Dollars in Millions)
Effect on total of service and interest cost components	$0.2	$(0.2)
Effect on postretirement benefit obligation	2.5	(2.3)

     Hughes maintains 401(k) plans for qualified employees. A portion of employee contributions are matched by Hughes and amounted to $15.7 million, $17.7 million and $15.1 million in 2002, 2001 and 2000, respectively.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Hughes has disclosed certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as “other postretirement benefit obligation.” Notwithstanding the recording of such amounts and the use of these terms, Hughes does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of Hughes (other than pensions) represent legally enforceable liabilities of Hughes.

Note 12: Stockholder’s Equity

     GM holds all of the outstanding common stock of Hughes, which consists of 200 shares of $0.01 par value common stock.

     The following represents changes in the components of OCI, net of taxes, as of December 31:

		2002			2001			2000

					Tax
	Pre-tax	Tax	Net	Pre-tax	(Benefit)	Net	Pre-tax	Tax	Net
	Amount	Benefit	Amount	Amount	Expense	Amount	Amount	Benefit	Amount

	(Dollars in Millions)
Minimum pension liability adjustments	$(25.2)	$(10.2)	$(15.0)	$(2.0)	$(0.8)	$(1.2)	$(14.8)	$(6.0)	$(8.8)
Foreign currency translation adjustments:
Unrealized gains (losses)	1.6	—	1.6	(60.7)	—	(60.7)	(25.9)	—	(25.9)
Less: reclassification adjustment for net losses recognized during the period	48.9	—	48.9	—	—	—	—	—	—
Unrealized losses on securities and derivatives:
Unrealized holding losses	(162.6)	(65.8)	(96.8)	(203.2)	(82.2)	(121.0)	(351.0)	(142.0)	(209.0)
Less: reclassification adjustment for net (gains) losses recognized during the period	(162.8)	(63.7)	(99.1)	95.2	38.6	56.6	—	—	—

Note 13: Incentive Plans

     Under the Hughes Electronics Corporation Incentive Plan (the “Plan”), as approved by the GM Board of Directors in 1999, shares, rights or options to acquire up to 159 million shares of GM Class H common stock on a cumulative basis were authorized for grant, of which 4.6 million shares were available at December 31, 2002 subject to GM Executive Compensation Committee approval.

     The GM Executive Compensation Committee may grant options and other rights to acquire shares of GM Class H common stock under the provisions of the Plan. The option price is equal to 100% of the fair market value of GM Class H common stock on the date the options are granted. These nonqualified options generally vest over two to five years, vest immediately in the event of certain transactions, expire ten years from date of grant and are subject to earlier termination under certain conditions.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Changes in the status of outstanding options were as follows:

	Shares Under	Weighted-Average
	Option	Exercise Price

GM Class H Common Stock
Outstanding at December 31, 1999	47,506,068	$13.28
Granted	35,538,026	37.06
Exercised	(5,718,726)	11.88
Terminated	(10,976,113)	31.47

Outstanding at December 31, 2000	66,349,255	23.04
Granted	37,971,644	23.34
Exercised	(1,946,460)	11.44
Terminated	(6,565,541)	27.66

Outstanding at December 31, 2001	95,808,898	23.08
Granted	290,000	15.71
Exercised	(570,855)	13.44
Terminated	(1,903,967)	21.03

Outstanding at December 31, 2002	93,624,076	23.16

     The following table summarizes information about the Plan stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (years)	Price	Exercisable	Price

$3.00 to $8.99	1,246,998	1.8	$7.20	1,246,998	$7.20
9.00 to 16.99	28,412,802	5.1	12.61	27,430,578	12.55
17.00 to 24.99	22,859,726	7.6	19.56	11,393,598	19.09
25.00 to 32.99	17,519,754	8.0	27.80	7,000,140	28.34
33.00 to 41.99	23,584,796	7.3	37.10	7,652,282	40.38

	93,624,076	6.8	23.16	54,723,596	19.60

     On May 5, 1997, PanAmSat adopted a stock option incentive plan with terms similar to the Plan. As of December 31, 2002, PanAmSat had 6,765,242 options outstanding to purchase its common stock with exercise prices ranging from $14.64 per share to $63.25 per share. The options vest ratably over three to four years and have a remaining life ranging from four to ten years. At December 31, 2002, 2,749,027 options were exercisable at a weighted average exercise price of $36.37 per share. The PanAmSat options have been considered in the following pro forma analysis.

     The following table presents pro forma information as if Hughes recorded compensation cost using the fair value of issued options on their grant date, as required by SFAS No. 123, “Accounting for Stock Based Compensation”:

	2002	2001	2000

	(Dollars in Millions)
Earnings (loss) used for computation of available separate consolidated net income (loss), as reported	$(940.7)	$(714.7)	$732.9
Assumed stock compensation costs	(171.7)	(231.8)	(147.6)

Pro forma earnings (loss) used for computation of available separate consolidated net income (loss)	$(1,112.4)	$(946.5)	$585.3

     The pro forma amounts for compensation cost are not indicative of the effects on operating results for future periods.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     The following table presents the estimated weighted-average fair value for options granted under the Plan using the Black-Scholes valuation model and the assumptions used in the calculations:

	2002	2001	2000

Estimated fair value per option granted	$9.19	$13.66	$20.39
Average exercise price per option granted	15.71	23.34	37.06
Expected stock volatility	51.6%	51.3%	42.1%
Risk-free interest rate	4.7%	5.1%	6.5%
Expected option life (in years)	7.0	7.0	6.9

Note 14: Other Income and Expenses

	2002	2001	2000

	(Dollars in Millions)
Equity losses from unconsolidated affiliates	$(70.1)	$(61.3)	$(164.2)
EchoStar Merger termination payment	600.0	—	—
Net gain (loss) on discontinuation of businesses	41.1	32.0	(128.4)
Net loss on write-down of investments to fair value	(180.6)	(239.0)	—
Net gain from sale of investments	84.1	130.6	—
Other	(49.0)	45.0	—

Total Other, net	$425.5	$(92.7)	$(292.6)

     2002 equity losses from unconsolidated affiliates are primarily comprised of losses at the DLA local operating companies. 2001 equity losses from unconsolidated affiliates are primarily comprised of losses at the DLA LOC’s and Hughes Tele.com (India) Limited (“HTIL”), and in 2000, DIRECTV Japan.

Note 15: Related-Party Transactions

     In the ordinary course of its operations, Hughes sells products and services to related parties, which include GM and equity method investees. During the years ended December 31, 2002, 2001 and 2000, Hughes sold telecommunications services and equipment to GM and HTIL, and sold broadcast programming and other services to DLA LOC’s located in Puerto Rico, Venezuela and Argentina. As a result of the HTIL and Galaxy Entertainment Argentina S.A. (“GEA”) transactions described in Note 18, HTIL and GEA are not considered related parties subsequent to the completion of those transactions on December 6, 2002 and May 1, 2001, respectively.

     The following table summarizes significant related-party transactions for the years ended December 31:

	2002	2001	2000

	(Dollars in Millions)
Revenues	$211.1	$238.8	$243.3
Costs and expenses	117.9	126.2	149.9

     The following table sets forth the amounts of accounts receivable from related parties as of December 31:

	2002	2001

	(Dollars in Millions)
Accounts receivable from related parties	$317.4	$237.7
Long-term accounts receivable from related parties	—	75.8

     The December 31, 2002 accounts receivable balance is primarily from DLA LOC’s.

HUGHES ELECTRONICS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Note 16: Available Separate Consolidated Net Income (Loss)

     GM Class H common stock is a “tracking stock” of GM designed to provide holders with financial returns based on the financial performance of Hughes. Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).

     Amounts available for the payment of dividends on GM Class H common stock are based on the Available Separate Consolidated Net Income (Loss) (“ASCNI”) of Hughes. The ASCNI of Hughes is determined quarterly and is equal to the net income (loss) of Hughes, excluding the effects of the GM purchase accounting adjustment arising from GM’s acquisition of Hughes and reduced by the effects of preferred stock dividends paid and/or payable to GM (earnings (loss) used for computation of ASCNI), multiplied by a fraction, the numerator of which is equal to the weighted-average number of shares of GM Class H common stock outstanding during the period and the denominator of which is a number equal to the weighted-average number of shares of GM Class H common stock which, if issued and outstanding, would represent 100% of the tracking stock interest in the earnings of Hughes (Average Class H dividend base).

     In addition, the denominator used in determining the ASCNI of Hughes may be adjusted from time to time as deemed appropriate by the GM Board under the GM restated certificate of incorporation to reflect the following: (i) subdivisions and combinations of the GM Class H common stock and stock dividends payable in shares of GM Class H common stock to holders of GM Class H common stock; (ii) the fair market value of contributions of cash or property by GM to Hughes, or of cash or property of GM to or for the benefit of employees of Hughes for employee benefit plans or arrangements of GM, Hughes or other GM subsidiaries; (iii) the contribution of shares of capital stock of GM to or for the benefit of employees of Hughes or its subsidiaries for benefit plans or arrangements of GM, Hughes or other GM subsidiaries; (iv) payments made by Hughes to GM of amounts applied to the repurchase by GM of shares of GM Class H common stock, so long as the GM Board has approved the repurchase and GM applied the payment to the repurchase; and (v) the repurchase by Hughes of shares of GM Class H common stock that are no longer outstanding, so long as the GM Board approved the repurchase.

     During the second quarter of 2000, GM completed an exchange offer in which GM repurchased 86 million shares of GM $1 2/3 par value common stock and issued 92 million shares (prior to giving effect to the stock split during 2000) of GM Class H common stock. In addition, on June 12, 2000, GM contributed approximately 54 million shares (prior to giving effect to the stock split during 2000) and approximately 7 million shares (prior to the stock split during 2000) of GM Class H common stock to its U.S. Hourly-Rate Employees Pension Plan and VEBA trust, respectively.

     On June 6, 2000, the GM Board declared a three-for-one stock split of the GM Class H common stock. The stock split was in the form of a 200% stock dividend, paid on June 30, 2000 to GM Class H common stockholders of record on June 13, 2000. As a result, the numbers of shares of GM Class H common stock presented for all periods prior to the stock split have been adjusted to reflect the stock split, unless otherwise noted.

     Shares of Class H common stock delivered by GM in connection with the award of such shares to and the exercise of stock options by employees of Hughes increases the numerator and denominator of the fraction referred to above. From time to time, in anticipation of exercises of stock options, Hughes may purchase Class H common stock on the open market. Upon purchase, these shares are retired and therefore decrease the numerator and denominator of the fraction referred to above.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     The following table sets forth comparative information regarding GM Class H common stock and the GM Class H dividend base for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

	(Shares in Millions)
GM Class H Common Stock Outstanding
Shares at January 1	877.5	875.3	411.3
Shares issued for mandatory redemption of GM Series H preference stock	80.1	—	—
Shares issued related to GM exchange offer	—	—	276.0
Shares issued related to employee benefit plans	—	—	181.5
Shares issued for stock options exercised and other	0.7	2.2	6.5

Shares at December 31	958.3	877.5	875.3

Weighted average number of shares of GM Class H common stock outstanding (Numerator)	919.5	876.3	681.2

GM Class H Dividend Base
GM Class H dividend base at January 1	1,301.1	1,298.9	1,292.4
Increase for mandatory redemption of GM Series H preference stock	80.1	—	—
Increase for stock options exercised and other	0.7	2.2	6.5

GM Class H dividend base at December 31	1,381.9	1,301.1	1,298.9

Weighted average GM Class H dividend base (Denominator)	1,343.1	1,300.0	1,297.0

Note 17: Hughes Series A Preferred Stock and Hughes Series B Convertible Preferred Stock

     On June 24, 1999, as part of a strategic alliance with Hughes, America Online, Inc. (“AOL”) invested $1.5 billion in shares of GM Series H preference stock. The preferred stock accrued quarterly dividends at a rate of 6.25% per year. GM immediately invested the $1.5 billion received from AOL in shares of Hughes Series A Preferred Stock designed to correspond to the financial terms of the GM Series H preference stock. Dividends on the Hughes Series A Preferred Stock were payable to GM quarterly at an annual rate of 6.25%. The underwriting discount on the Hughes Series A Preferred Stock was amortized over three years.

     On June 24, 2002, the GM Series H preference stock, pursuant to its terms, was mandatorily converted to about 80.1 million shares of GM Class H common stock. As a result, the number of shares in the Class H dividend base and the number of shares of GM Class H common stock outstanding were each increased by the number of shares issued. Also on June 24, 2002, in connection with the automatic conversion of the GM Series H preference stock held by AOL, GM contributed the $1.5 billion of Hughes Series A Preferred Stock back to Hughes, which Hughes cancelled and recorded as a contribution to “Capital stock and additional paid-in capital.” In exchange for the Hughes Series A Preferred Stock, Hughes issued $914.1 million of Hughes Series B Convertible Preferred Stock to GM, which was recorded as a reduction to “Capital stock and additional paid-in capital.” The Hughes Series B Convertible Preferred Stock, which does not accrue dividends, may be converted to Hughes Class B common stock at the option of GM anytime after June 24, 2003 (“Optional Conversion”).

     As more fully described in the Amended and Restated Certificate of Incorporation of Hughes, the number of shares of Hughes Class B common stock that will be issued upon Optional Conversion will be equal to the number of shares of Hughes Series B Convertible Preferred Stock converted, multiplied by a fraction, the numerator of which is the stated value of the Hughes Series B Convertible Preferred Stock ($1,000.00 per share) and the denominator of which is the Fair Market Value of a share of Hughes Class B common stock (as determined in accordance with the Amended and Restated Certificate of Incorporation of Hughes). Issuance of Hughes Class B common stock will have no impact on the number of GM Class H common stock outstanding and no impact on the GM Class H dividend base.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

Note 18: Acquisitions and Divestitures

DIRECTV Broadband

     On April 3, 2001, Hughes acquired Telocity Delaware, Inc. (“Telocity”), a company that provided land-based DSL services, through the completion of a tender offer and merger. Telocity was operated as DIRECTV Broadband and was included as part of the Direct-To-Home Broadcast segment. The purchase price was $197.8 million and was paid in cash.

     On December 13, 2002, Hughes announced that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. As a result, in December 2002, Hughes notified approximately half of DIRECTV Broadband’s 400 employees of a layoff, with a minimum of 60 days notice during which time they were paid, followed by receipt of a severance package. The remaining employees worked with customers during the transition and assisted with the closure of the business, which occurred on February 28, 2003. As a result, Hughes recorded a fourth quarter 2002 charge of $92.8 million related to accruals for employee severance benefits, contract termination payments and write-off of customer premise equipment. Included in the $92.8 million charge were accruals for employee severance benefits of $21.3 million and contract termination payments of $18.6 million. No amounts were paid as of December 31, 2002.

     Summarized financial information for the discontinued operations of DIRECTV Broadband is as follows:

	2002	2001

	(Dollars in Millions)
Revenues	$72.4	$26.8
Loss from discontinued operations, net of income tax benefit of $66.8 and $49.7	(181.7)	(94.0)

     The financial information included herein reflects the acquisition discussed above from its date of acquisition. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

Hughes Tele.com (India) Limited

     On December 6, 2002, HNS completed a series of transactions to exchange its equity interest in HTIL of $58.8 million, long-term receivables from HTIL of $75.0 million, and a net receivable of $25.4 million from HTIL’s Indian sponsor, Ispat, in exchange for investments in Tata Teleservices Limited (“TTSL”). The transactions were accounted for as a sale of the assets surrendered at their fair values and the purchase of the instruments in TTSL on the date of the transactions. HNS allocated the fair value of the assets surrendered of $135.1 million to the assets received, which include redeemable preference shares ($110.1 million), a 15 year zero coupon note ($9.7 million) and 50 million common stock purchase warrants ($15.3 million), based on their relative fair values. The preference shares are redeemable at the end of 51 or 75 months at the option of HNS and convertible to common equity at the end of 75 months at the option of HNS. The redemption is guaranteed in the form of a put to TTSL’s parent company, Tata Sons. The preference shares are carried at fair value as an available-for-sale security, with unrealized gains and losses reported net of tax, as a component of OCI.

     Based on the fair value of the assets surrendered on December 6, 2002, HNS recognized an after-tax loss of approximately $14.1 million, which is comprised of a pre-tax loss recognized in “Other, net” of $52.1 million, based on the difference between fair value and carrying value of the assets surrendered and the requirement to recognize cumulative translation adjustments of $28.0 million associated with the HTIL investment, which were offset by an approximate $38.0 million tax benefit which includes the tax benefit from equity method losses that were not previously recognized for tax purposes.

     Also during 2002, HNS recorded the receivable from Ispat described above when it honored a $54.4 million loan guarantee. The receivable was immediately reduced to its estimated net realizable value of $25.4 million through a charge to “Other, net” of $29.0 million.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     During September 2000, HTIL sold new common shares in a public offering in India. As a result of this transaction, Hughes’ equity interest was reduced from 44.7% to 29.1% and Hughes recorded a $23.3 million increase to “Capital stock and additional paid-in capital.”

Galaxy Entertainment Argentina

     On May 1, 2001, DLA, which operates the Latin America DIRECTV business, acquired from Grupo Clarín S.A. (“Clarin”) a 51% ownership interest in GEA, a local operating company in Argentina that provides direct-to-home broadcast services, and other assets, consisting primarily of programming and advertising rights. The purchase price, valued at $169 million, consisted of a 3.98% ownership interest in DLA and a put option that under certain circumstances will allow Clarin to sell its 3.98% interest back to DLA in November 2003 for $195 million (see further discussion of this item in Note 21). As a result of the transaction, Hughes’ interest in DLA decreased from 77.8% to 74.7% and Hughes’ ownership in GEA increased from 20% to 58.1%. Hughes’ portion of the purchase price, which amounted to about $130 million, was recorded as an increase to “Capital stock and additional paid-in capital.”

     The financial information included herein reflects the acquisition discussed above from its date of acquisition. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

Satellite Systems Manufacturing Businesses

     On October 6, 2000, Hughes completed the sale of its satellite systems manufacturing businesses for $3.75 billion in cash. The transaction resulted in the recognition of a pre-tax gain of $2,036.0 million, or $1,132.3 million after-tax. Included in this gain is a net after-tax curtailment loss of $42.0 million related to pension and other postretirement benefit plan assets and liabilities associated with the Satellite Businesses. The purchase price is subject to adjustment based upon the final closing date financial statements as discussed in Note 21.

     Summarized financial information for the discontinued operations of the satellite systems manufacturing businesses is as follows:

2000

(Dollars in Millions)
Revenues (excluding intercompany transactions)	$1,260.1
Income tax provision	23.2
Net income	36.1

     In a separate, but related transaction, Hughes also sold to Boeing its 50% interest in HRL Laboratories LLC (“HRL”) for $38.5 million, which represented the net book value of Hughes’ interest in HRL at October 6, 2000.

DIRECTV Japan

     On March 1, 2000, Hughes announced that the operations of DIRECTV Japan would be discontinued. Pursuant to an agreement with Japan Digital Broadcasting Services Inc. (now named Sky Perfect), qualified subscribers to the DIRECTV Japan service were offered the opportunity to migrate to the Sky Perfect service. DIRECTV Japan was paid a commission for each subscriber who actually migrated. Hughes also acquired a 6.6% interest in Sky Perfect. As a result, Hughes wrote-off its net investment in DIRECTV Japan of $164.6 million and accrued exit costs of $403.7 million and involuntary termination benefits of $14.5 million. Accrued exit costs consist of claims arising out of contracts with dealers, manufacturers, programmers and others, satellite transponder and facility and equipment leases, subscriber migration and termination costs, and professional service fees and other. The write-off and accrual were partially offset by the difference between the cost of the Sky Perfect shares acquired and the estimated fair value of the shares ($428.8 million), as determined by an independent appraisal, and by $40.2 million for anticipated contributions from other DIRECTV Japan shareholders. The net effect of the transaction was a charge to “Other, net” in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) of $170.6 million at March 31, 2000.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     DIRECTV Japan employed approximately 290 personnel as of March 31, 2000, of which 244 were terminated during 2000. All remaining personnel were terminated in the first quarter of 2001.

     During 2002, $41.1 million of accrued liabilities related to the exit costs were reversed upon the resolution of the remaining claims, resulting in a credit adjustment to “Other, net.” In the third quarter of 2001, $32.0 million of accrued exit costs were reversed as a credit adjustment to “Other, net.” In the fourth quarter of 2000, $106.6 million of accrued exit costs were reversed and $0.6 million of involuntary termination benefits were added, resulting in a net credit adjustment to “Other, net” of $106.0 million. The third quarter of 2001 and fourth quarter of 2000 adjustments made to the exit cost accrual were primarily attributable to earlier than anticipated cessation of the DIRECTV Japan broadcasting service, greater than anticipated commission payments for subscriber migration and favorable settlements of various contracts and claims.

     In the fourth quarter of 2000, Sky Perfect completed an initial public offering, at which date the fair value of Hughes’ interest (diluted by the public offering to approximately 5.3%) in Sky Perfect was approximately $343 million. In the third quarter of 2001 and fourth quarter of 2000, a portion of the decline in the value of the Sky Perfect investment was determined to be “other-than-temporary,” resulting in a write-down of the carrying value of the investment by $212 million and $86 million, respectively. At December 31, 2001, the investment’s market value approximated its carrying value. In October 2002, Hughes sold all of its interest in Sky Perfect for approximately $105 million in cash, resulting in a pre-tax loss of about $24.5 million.

Note 19: Derivative Financial Instruments and Risk Management

     Hughes’ cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. Hughes manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Hughes enters into derivative instruments only to the extent considered necessary to meet its risk management objectives, and does not enter into derivative contracts for speculative purposes.

     Hughes generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. Hughes’ objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, Hughes enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. By policy, Hughes maintains coverage between minimum and maximum percentages of its anticipated foreign exchange exposures. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures.

     Hughes is exposed to interest rate changes from its outstanding fixed rate and floating rate borrowings. Hughes manages its fixed to floating rate debt mix to mitigate the impact of adverse changes in interest rates on earnings and cash flows and on the market value of its borrowings. In accordance with policy, from time to time Hughes may enter into interest rate hedging contracts which effectively convert floating rate borrowings to fixed, or fixed rate borrowings to floating.

     Hughes is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While Hughes believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Note 20: Segment Reporting

     Hughes’ segments, which are differentiated by their products and services, include Direct-To-Home Broadcast, Satellite Services, and Network Systems. Direct-To-Home Broadcast is engaged in acquiring, promoting, selling and/or distributing digital entertainment programming via satellite to residential and commercial customers. Satellite Services is engaged in the selling, leasing and operating of satellite transponders and providing services for cable television systems, news companies, Internet service providers and private business networks. The Network Systems segment is a provider of satellite-based private business networks and broadband Internet access, and a supplier of DIRECTV receiving equipment (set-top boxes and dishes). Other includes the corporate office and other entities.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

                Selected information for Hughes’ operating segments are reported as follows:

	Direct-To-Home	Satellite	Network
	Broadcast	Services	Systems	Other	Eliminations	Total

			(Dollars in Millions)
2002
External Revenues	$7,097.6	$647.3	$1,065.7	$51.9	—	$8,862.5
Intersegment Revenues	23.3	165.0	104.2	0.4	$(292.9)	—

Total Revenues	$7,120.9	$812.3	$1,169.9	$52.3	$(292.9)	$8,862.5

Operating Profit (Loss)	$(212.8)	$255.9	$(150.5)	$(52.5)	$7.6	$(152.3)
Add: Depreciation and Amortization	619.1	335.7	73.7	3.5	(11.8)	1,020.2

Operating Profit (Loss) Before Depreciation and Amortization(1)	$406.3	$591.6	$(76.8)	$(49.0)	$(4.2)	$867.9

Goodwill, net	$2,888.5	$2,238.7	$2.4	$645.6	—	$5,775.2
Intangible Assets, net	623.7	—	—	21.0	—	644.7
Segment Assets	7,957.2	6,487.7	2,526.9	974.8	$(61.5)	17,885.1
Capital Expenditures	470.0	294.3	400.4	0.1	79.2	1,244.0

2001
External Revenues	$6,258.6	$709.0	$1,229.6	$40.0	—	$8,237.2
Intersegment Revenues	21.0	161.1	96.2	0.3	$(278.6)	—

Total Revenues	$6,279.6	$870.1	$1,325.8	$40.3	$(278.6)	$8,237.2

Operating Profit (Loss)	$(546.6)	$165.3	$(149.0)	$(117.3)	$33.1	$(614.5)
Add: Depreciation and Amortization	638.0	414.7	60.0	23.0	(25.1)	1,110.6

Operating Profit (Loss) Before Depreciation and Amortization(1)	$91.4	$580.0	$(89.0)	$(94.3)	$8.0	$496.1

Goodwill, net	$3,593.3	$2,238.7	$18.9	$645.7	—	$6,496.6
Intangible Assets, net	656.5	—	—	3.7	—	660.2
Segment Assets	9,484.1	6,296.8	2,339.1	1,199.0	$(108.9)	19,210.1
Capital Expenditures	693.6	338.2	664.6	0.4	6.0	1,702.8

2000
External Revenues	$5,208.6	$880.2	$1,176.7	$22.1	—	$7,287.6
Intersegment Revenues	29.4	143.4	233.1	5.2	$(411.1)	—

Total Revenues	$5,238.0	$1,023.6	$1,409.8	$27.3	$(411.1)	$7,287.6

Operating Profit (Loss)	$(503.4)	$356.6	$(41.1)	$(144.8)	$(21.4)	$(354.1)
Add: Depreciation and Amortization	533.4	337.4	63.6	21.2	(7.5)	948.1

Operating Profit (Loss) Before Depreciation and Amortization(1)	$30.0	$694.0	$22.5	$(123.6)	$(28.9)	$594.0

Goodwill, net	$3,432.4	$2,303.6	$41.6	$663.2	—	$6,440.8
Intangible Assets, net	707.5	—	—	3.0	—	710.5
Segment Assets	9,278.3	6,178.4	1,789.9	2,154.0	$(121.3)	19,279.3
Capital Expenditures	913.5	449.5	369.5	0.6	(17.0)	1,716.1

(1)	Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, can be calculated by adding amounts under the caption “Depreciation and amortization” to “Operating Profit (Loss)”, as presented in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss). This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes’ management and its Board of Directors use Operating Profit Before Depreciation and Amortization to evaluate the operating performance of Hughes and its business segments, to allocate resources and capital to its business segments and as a measure of performance for incentive compensation purposes. Hughes’ management also uses this metric to measure income generated

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, Hughes’ management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

     Hughes believes this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare Hughes’ operating performance to other communications, entertainment and media service providers. Hughes believes that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate Hughes’ current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. Hughes’ management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

     The following represents a reconciliation of Operating Profit (Loss) Before Depreciation and Amortization to reported net income (loss) on the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss):

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Millions)
Operating Profit Before Depreciation and Amortization	$867.9	$496.1	$594.0
Depreciation and amortization	(1,020.2)	(1,110.6)	(948.1)

Operating loss	(152.3)	(614.5)	(354.1)
Interest income	24.5	56.5	49.3
Interest expense	(334.5)	(195.3)	(218.2)
Other, net	425.5	(92.7)	(292.6)

Loss from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	(36.8)	(846.0)	(815.6)
Income tax benefit	27.6	275.9	406.1
Minority interests in net (earnings) losses of subsidiaries	(21.6)	49.9	54.1

Loss from continuing operations before cumulative effect of accounting changes	(30.8)	(520.2)	(355.4)
Income (loss) from discontinued operations, net of taxes	(181.7)	(94.0)	36.1
Gain on sale of discontinued operations, net of taxes	—	—	1,132.3
Cumulative effect of accounting changes, net of taxes	(681.3)	(7.4)	—

Net income (loss)	$(893.8)	$(621.6)	$813.0

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     The following table presents revenues earned from customers located in different geographic areas. Property is grouped by its physical location. All satellites are reported as United States assets.

	2002		2001		2000

	Total	Net Property	Total	Net Property	Total	Net Property
	Revenues	& Satellites	Revenues	& Satellites	Revenues	& Satellites

	(Dollars in Millions)
North America
United States	$7,476.7	$6,401.0	$6,661.9	$6,331.2	$6,008.2	$5,577.3
Canada and Mexico	208.5	196.7	206.8	207.4	198.8	89.3

Total North America	7,685.2	6,597.7	6,868.7	6,538.6	6,207.0	5,666.6

Europe
United Kingdom	167.9	7.3	143.2	8.3	114.7	5.6
Other	21.4	0.3	64.3	0.4	19.7	0.4

Total Europe	189.3	7.6	207.5	8.7	134.4	6.0

South America and the Caribbean
Brazil	207.9	149.9	247.0	220.0	285.4	234.3
Argentina	88.8	126.5	156.2	171.2	97.6	3.8
Other	340.1	28.3	321.3	34.2	184.7	8.3

Total South America and the Caribbean	636.8	304.7	724.5	425.4	567.7	246.4

Asia
Japan	13.7	—	21.1	0.5	34.5	0.6
India	76.5	27.3	93.5	29.3	81.1	16.4
China	21.2	1.2	32.7	0.5	35.1	0.7
Other	140.6	1.4	141.4	0.9	139.4	0.9

Total Asia	252.0	29.9	288.7	31.2	290.1	18.6

Total Middle East	21.2	—	24.0	0.1	14.0	—
Total Africa	78.0	0.1	123.8	0.4	74.4	0.2

Total	$8,862.5	$6,940.0	$8,237.2	$7,004.4	$7,287.6	$5,937.8

Note 21: Commitments and Contingencies

Litigation

     In connection with the 2000 sale by Hughes of its satellite systems manufacturing businesses to Boeing, the stock purchase agreement provides for potential adjustment to the purchase price based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provides for a dispute resolution process to resolve any disputes that arise in determining the purchase price adjustment. Based upon the final closing date financial statements of the satellite systems manufacturing businesses that were prepared by Hughes, Boeing is owed a purchase price adjustment of $164 million plus interest at a rate of 9.5% from the date of sale, the total amount of which has been provided for in Hughes’ consolidated financial statements. However, Boeing has submitted additional proposed adjustments, which are being resolved through the dispute resolution process. As of December 31, 2002, approximately $670 million of proposed adjustments remain unresolved. Hughes is contesting the matter in the arbitration process, which will result in a binding decision unless the matter is otherwise settled. Although Hughes believes it has adequately provided for the disposition of this matter, the impact of its disposition cannot be determined at this time. It is possible that the final resolution of this matter could result in Hughes making a cash payment to Boeing that would be material to Hughes’ consolidated results of operations and financial position.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     As previously reported, Hughes Communications Galaxy, Inc. (“HCGI”) filed a lawsuit on March 22, 1991 against the United States Government based upon the National Aeronautics and Space Administration’s breach of contract to launch ten satellites on the Space Shuttle. On June 30, 2000, a final judgment was entered in favor of HCGI in the amount of $103 million and in April 2002, the United States government paid to Hughes the full amount of the judgment. As a result, Hughes recorded a $95 million gain, net of legal costs, as an offset to “Selling, general and administrative expenses” in the first quarter of 2002.

     With respect to the previously reported dispute between General Electric Capital Corporation (“GECC”) and DIRECTV arising out of a contract entered into between the parties on July 31, 1995, the parties executed an agreement on June 4, 2002 to settle the matter for $180 million. The settlement resulted in DIRECTV recording a second quarter 2002 pre-tax charge of $47 million to “Interest expense.” In the first quarter of 2002, DIRECTV increased its provision for loss related to this matter by $83 million, of which $56 million was recorded as a charge to “Selling, general and administrative expenses” and $27 million was recorded as a charge to “Interest expense.” Previously, DIRECTV had accrued $50 million as of December 31, 1999 associated with the expected settlement of this claim. The $180 million settlement was paid to GECC in June 2002.

     Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. In addition to the above items, various legal actions, claims, and proceedings are pending against Hughes arising in the ordinary course of business. Hughes has established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require Hughes to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2002. After discussion with counsel representing Hughes in those actions, it is the opinion of management that such liability is not expected to have a material adverse effect on Hughes’ consolidated results of operations and financial position.

Other

     The in-orbit satellites of Hughes and its subsidiaries are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes’ businesses. Hughes has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of other customers.

     Hughes uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites and does not compensate for business interruption or loss of future revenues or customers. Hughes relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the effects of satellite failure on its ability to provide service. Where insurance costs related to known satellite anomalies are prohibitive, Hughes’ insurance policies contain coverage exclusions and Hughes is not insured for certain other satellites. The book value of satellites that were insured with coverage exclusions amounted to $563.5 million and the book value of the satellites that were not insured was $1,049.7 million at December 31, 2002.

     PanAmSat and the manufacturer of the Galaxy VIII-iR satellite have agreed in principle to terminate the Galaxy VIII-iR satellite construction contract. The agreement is subject to the execution of mutually acceptable documentation, but there can be no assurance that this will occur. In connection with the termination of the contract, as of December 31, 2002, PanAmSat had a receivable due from the satellite manufacturer of $72.0 million, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed under the construction agreement. PanAmSat expects that it will collect substantially all of this receivable and does not anticipate recording a charge to earnings related to this receivable. In addition, PanAmSat has agreed with the Galaxy VIII-iR launch vehicle provider to defer use of the launch to a future satellite. PanAmSat had intended to locate the Galaxy VIII-iR satellite at 95 degrees west longitude. However, with the successful launch and commencement of service on the Galaxy IIIC satellite at this same orbital location in September 2002, PanAmSat believes it has sufficient capacity to meet customer demand for services at this location.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     Hughes is contingently liable under standby letters of credit and bonds in the aggregate amount of $65.1 million which were undrawn at December 31, 2002 and DLA has guaranteed $3.0 million of bank debt related to non-consolidated DLA local operating companies, which is due in varying amounts through 2005. Additionally, as described in Note 18, DLA may be required to repurchase Clarin’s 3.98% interest in DLA for $195 million in November 2003. In the first quarter of 2003, Clarin notified DLA that it believes that DLA’s decision to initiate discussions with Clarin and certain other programmers, suppliers and business associates to address DLA’s financial and operational challenges has caused DLA to be responsible immediately to purchase Clarin’s equity interest in DLA. See Note 22 for further discussion of this matter.

     The Hughes Board of Directors has approved several benefit plans designed to provide benefits for the retention of about 205 key employees and also provide benefits in the event of employee lay-offs. Generally, these benefits are only available if a qualified change-in-control of Hughes occurs. Upon a change-in-control, the retention benefits will be accrued and expensed when earned and the severance benefits will be accrued and expensed if an employee is identified for termination. A total of up to about $105 million for retention benefits will be paid, with approximately 50% paid at the time of a change-in-control and 50% paid up to 12 months following the date of a change-in-control. The amount of severance benefits to be paid will be based upon decisions that will be made relating to employee layoffs, if any, following the date of a change-in-control. In addition, as of December 31, 2002, approximately 30.5 million employee stock options to purchase shares of GM Class H common stock will vest upon a qualifying change-in-control and up to an additional 8.4 million employee stock options could vest if employees are laid off within one year of a change-in-control.

     At December 31, 2002, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $769.4 million, payable as follows: $252.5 million in 2003, $210.6 million in 2004, $107.6 million in 2005, $52.3 million in 2006, $46.1 million in 2007, and $100.3 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $64.3 million in 2002, $56.8 million in 2001 and $55.9 million in 2000.

     Hughes has minimum commitments under noncancelable satellite construction and launch contracts and programming agreements. Minimum payments over the terms of applicable contracts are anticipated to be approximately $3,461.5 million, payable as follows: $825.1 million in 2003, $596.8 million in 2004, $437.5 million in 2005, $693.0 million in 2006, $762.1 million in 2007, and $147.0 million thereafter.

Note 22: Subsequent Events

     During the first quarter of 2003, Hughes and AOL agreed to terminate their strategic alliance, which the companies had entered into in June 1999. In connection with the termination of the alliance, Hughes recorded a pre-tax charge of $23 million in the fourth quarter of 2002 to “Selling, general and administrative expenses” and was released from its commitment to spend up to approximately $1 billion in additional sales, marketing, development and promotion efforts in support of certain specified products and services. Under the terms of the agreement, HNS will continue to provide services to current bundled AOL broadband subscribers using the HNS high-speed Internet satellite service as the companies develop a transition plan to an unbundled service.

     In the first quarter of 2003, Hughes completed a series of financing transactions to replace the Amended Credit Agreement with a capital structure that is more long-term in nature. On February 28, 2003, DIRECTV issued $1.4 billion in senior notes due in 2013. The ten-year senior notes are unsecured indebtedness guaranteed by all of DIRECTV’s domestic subsidiaries and bear interest at 8.375%. In addition, on March 6, 2003, DIRECTV entered into a new senior secured credit facility with total term loan and revolving loan commitments of $1.675 billion. The new senior secured credit facility is comprised of a $375.0 million Tranche A Term Loan, $200.0 million of which was undrawn at March 6, 2003, a $1,050.0 million Tranche B Term Loan and a $250.0 million revolving credit facility which was undrawn at March 6, 2003. The new senior secured credit facility has a term of five to seven years and is secured by substantially all of DIRECTV’s assets and guaranteed by all of DIRECTV’s domestic subsidiaries. The revolving credit facility and term loans bear interest at LIBOR plus 3.50%. DIRECTV distributed to Hughes the net proceeds from the senior secured credit facility and the sale of the senior notes totaling $2.56 billion. The $200 million undrawn portion of the Tranche A Term Loan is expected to be drawn by December 31, 2003 with the net proceeds distributed to Hughes. The revolving portion of the senior secured credit facility will be available to DIRECTV to fund working capital and other requirements. The above distribution enabled Hughes to repay all amounts outstanding under its existing Amended Credit Agreement, which was terminated on February 28, 2003, and is expected to

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (continued)

provide sufficient liquidity to fund Hughes’ business plan through projected cash flow breakeven and for Hughes’ other corporate purposes.

     DLA has endured subscriber losses and revenue declines as a result of economic and political instability affecting various countries in which DLA provides service. As a result, in January 2003, DLA announced the commencement of discussions with certain programmers, suppliers and business associates to address DLA’s current financial and operational challenges. The agreements which DLA is seeking to restructure include certain long-term or exclusive programming agreements which have resulted in payment obligations substantially in excess of the current economic value of the programming to DLA. DLA has ceased making payments under certain of these agreements and has received notices of default relating to approximately $32 million claimed to be owed to programmers and a claim that DLA’s restructuring had resulted in an acceleration of an obligation to repurchase a 4% equity interest in DLA for $195 million. DLA does not believe that the purchase obligation has been accelerated. All such amounts correspond to agreements that are currently under renegotiation. If DLA does not comply with its obligations under its programming contracts and is unsuccessful in reaching a settlement with the relevant programmers, such programmers could seek to terminate the programming contracts, which would result in a loss of such programming to DLA. If the discussions do not result in a reasonable agreement in the near future, DLA has indicated that it would consider other options, including restructuring the company under Chapter 11 of the U.S. bankruptcy law. If DLA initiates proceedings under Chapter 11 of the U.S. bankruptcy law, it could reject some or all of its long-term programming agreements (as well as other non-essential executory contracts), in which event the programming related to such rejected agreements would no longer be available to DLA. This could result in increased churn or reduced demand for the DLA service, which would be a consideration for DLA in determining which programming contracts to reject in the event of Chapter 11 bankruptcy proceedings. A filing under Chapter 11 of the U.S. bankruptcy law could result in a charge in a future period that could be material to Hughes’ consolidated results of operations and financial position.

     On February 19, 2003, PanAmSat filed proofs of loss under the insurance policies for Galaxy XI and PAS-1R for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and PanAmSat expects that both of these satellites will continue to serve these existing customers. The insurance policies for these satellites total approximately $289 million and $345 million, respectively, and both include a salvage provision for PanAmSat to share 10% of future revenues from these satellites with their respective insurers if the proof of loss is accepted. The availability and use of the proceeds from these insurance claims are restricted by the agreements governing PanAmSat’s debt obligations. No assurances can be made that the proof of loss with respect to these two satellites will be accepted by the insurers. PanAmSat is working with the satellite manufacturer to determine the long-term implications to the satellites and will continue to assess the operational impact these losses may have. At this time, based upon all information currently available to PanAmSat, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, PanAmSat currently expects to operate these satellites through their expected economic ends of life, although a portion of the transponder capacity on these satellites will not be useable during such time. Hughes currently believes that the net book values of these satellites are fully recoverable and does not expect a material impact on 2003 revenues as a result of the difficulties on these two satellites.

     On February 28, 2003, GM announced plans to contribute approximately 150 million shares of GM Class H common stock to certain of its U.S. employee benefit plans. GM expects to make the contribution during the month of March 2003. The contribution would increase the amount of GM Class H common stock held by GM’s employee benefit plans to approximately 330 million shares and reduce GM’s retained economic interest in Hughes to approximately 20.0% from 30.7%.

HUGHES ELECTRONICS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (concluded)

     As previously reported, Hughes has had periodic discussions with the United States Department of State (“State Department”) directed at potential settlement of administrative concerns related to past export activities with China. On December 26, 2002, the State Department issued a formal charging letter to Hughes and Boeing Satellite Systems, Inc. (“BSS”). As part of the sale of the satellite systems manufacturing businesses to Boeing, Hughes retained liability for certain possible fines and penalties and certain financial consequences of debarment or suspension that could be imposed by the State Department in connection with this matter. Hughes and BSS have now settled this matter through execution of a Consent Agreement with the State Department and a separate agreement among Hughes, BSS and Boeing. The Consent Agreement requires the payment of a fine in the aggregate amount of $20 million ($5 million of which is to be reimbursed to Hughes by BSS) to be paid in 8 equal installments over 7 years, which has been provided for in Hughes’ consolidated financial statements as of December 31, 2002, a commitment by Hughes to spend $2 million over 5 years on internal export compliance, and various improvements in Hughes’ export program. The State Department has agreed that there will be no suspension or debarment for either company as part of the settlement. This resolves all outstanding government action related to the China matters and all claims among Boeing, BSS and Hughes related to these matters.

* * *

HUGHES ELECTRONICS CORPORATION

SUPPLEMENTAL INFORMATION

Selected Quarterly Data (Unaudited)	1st	2nd	3rd	4th

	(Dollars in Millions Except Per Share Amounts)
2002 Quarters
Revenues	$2,024.8	$2,192.3	$2,194.7	$2,450.7

Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change(1)	$(201.3)	$(203.8)	$24.0	$344.3
Income tax benefit (expense)	76.5	77.5	(9.2)	(117.2)
Minority interests in net earnings of subsidiaries	(6.7)	(3.5)	(4.1)	(7.3)
Loss from discontinued operations	(24.9)	(25.3)	(24.3)	(107.2)
Cumulative effect of accounting change, net of taxes	(681.3)	—	—	—

Net income (loss)	(837.7)	(155.1)	(13.6)	112.6
Earnings (loss) used for computation of available separate consolidated net income (loss)	$(861.8)	$(177.9)	$(13.6)	$112.6

Average number of shares of General Motors Class H common stock outstanding (in millions) (Numerator)	877.6	884.0	958.1	958.2
Average Class H dividend base (in millions) (Denominator)	1,301.2	1,307.6	1,381.7	1,381.8
Available separate consolidated net income (loss)	$(581.2)	$(120.3)	$(9.4)	$78.1
Stock price range of General Motors Class H common stock
High	$17.55	$17.00	$11.25	$12.00
Low	$12.50	$8.49	$8.35	$8.00
2001 Quarters
Revenues	$1,893.2	$1,978.3	$2,094.9	$2,270.8

Loss from continuing operations before income taxes, minority interests and cumulative effect of accounting change	$(172.1)	$(200.0)	$(276.8)	$(197.1)
Income tax benefit	49.9	55.5	78.5	92.0
Minority interests in net (earnings) losses of subsidiaries	24.3	26.4	0.9	(1.7)
Loss from discontinued operations	—	(38.4)	(29.8)	(25.8)
Cumulative effect of accounting change, net of taxes	(7.4)	—	—	—

Net loss	(105.3)	(156.5)	(227.2)	(132.6)
Loss used for computation of available separate consolidated net income (loss)	$(128.6)	$(179.8)	$(250.4)	$(155.9)

Average number of shares of General Motors Class H common stock outstanding (in millions) (Numerator)	875.4	875.9	876.8	877.3
Average Class H dividend base (in millions) (Denominator)	1,299.1	1,299.6	1,300.5	1,300.9
Available separate consolidated net income (loss)	$(86.7)	$(121.2)	$(168.8)	$(105.1)
Stock price range of General Motors Class H common stock
High	$28.00	$25.09	$21.65	$15.80
Low	$17.90	$17.50	$11.50	$12.12

(1)	Included as part of Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change for the fourth quarter of 2002 is a $600 million gain for the settlement on the terminated merger agreement with EchoStar, partially offset by a $146.3 million write down for other-than-temporary declines in the fair value of certain equity securities.

HUGHES ELECTRONICS CORPORATION

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

CONDENSED STATEMENTS OF OPERATIONS
(Parent Company Only)

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Millions)
Operating Costs and Expenses
Selling, general and administrative expenses	$58.5	$98.5	$136.6
Allocation of expenses to subsidiaries	(56.2)	(83.6)	(84.6)

Total operating costs and expenses	2.3	14.9	52.0
Operating loss	(2.3)	(14.9)	(52.0)
Interest income	160.6	173.4	178.0
Interest expense	(106.7)	(43.2)	(95.8)
Equity in net earnings (losses) of subsidiaries	(1,317.8)	(740.3)	649.7
Other, net	524.6	27.0	—

Income (Loss) Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes	(741.6)	(598.0)	679.9
Income tax (expense) benefit	(152.2)	(23.6)	133.1

Net Income (Loss)	$(893.8)	$(621.6)	$813.0

CONDENSED BALANCE SHEETS
(Parent Company only)

	December 31,

	2002	2001

	(Dollars in Millions)
ASSETS
Current Assets Cash and cash equivalents	$239.0	$232.1
Accounts and interest receivables from subsidiaries	27.1	12.4
Deferred income taxes	121.4	110.8
Prepaid expenses and other	90.7	215.8

Total Current Assets	478.2	571.1
Loans Receivable from Subsidiaries	1,913.8	2,036.8
Investments in Subsidiaries	8,824.3	9,927.4
Other Assets	216.6	377.7

Total Assets	$11,432.9	$12,913.0

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable, accrued liabilities and other	509.5	626.9
Current portion of long-term debt	506.3	750.0

Total Current Liabilities	1,015.8	1,376.9
Other Liabilities and Deferred Credits	398.1	429.7
Deferred Income Taxes	41.9	34.5
Commitments and Contingencies
Stockholder’s Equity	9,977.1	11,071.9

Total Liabilities and Stockholder’s Equity	$11,432.9	$12,913.0

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES ELECTRONICS CORPORATION

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT — (continued)

CONDENSED STATEMENTS OF CASH FLOWS
(Parent Company Only)

	Years Ended December 31,

	2002	2001	2000

	(Dollars in Millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$598.5	$(148.7)	$(58.7)

Cash Flows from Investing Activities
Net investments in subsidiaries	(216.7)	(1,080.6)	2,467.8
Net (increase) decrease in loans to subsidiaries	108.3	(194.2)	(127.5)
Proceeds from sale of investments	—	71.1	38.3

Net Cash Provided by (Used in) Investing Activities	(108.4)	(1,203.7)	2,378.6

Cash Flows from Financing Activities
Net increase (decrease) in notes and loans payable	(243.7)	750.0	(499.0)
Long-term debt borrowings	—	—	3,973.5
Repayment of long-term debt	—	—	(4,473.5)
Debt issuance costs	(44.0)	—	—
Stock options exercised	7.4	14.5	57.0
Preferred stock dividends paid to General Motors	(68.7)	(93.7)	(93.8)
Payment of Raytheon settlement	(134.2)	(500.0)	—

Net Cash Provided by (Used in) Financing Activities	(483.2)	170.8	(1,035.8)

Net increase (decrease) in cash and cash equivalents	6.9	(1,181.6)	1,284.1
Cash and cash equivalents at beginning of the year	232.1	1,413.7	129.6

Cash and cash equivalents at the end of the year	$239.0	$232.1	$1,413.7

Reference should be made to the Notes to the Condensed Financial Statements.

HUGHES ELECTRONICS CORPORATION

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT — (concluded)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

NOTE 1: Basis of Presentation

     As discussed in Note 9 of the Notes to the Consolidated Financial Statements, the terms of the PanAmSat debt and credit facilities restrict PanAmSat from transferring funds to Hughes Electronics Corporation (“Hughes”) in the form of cash dividends, loans or advances. In the parent company only financial statements, Hughes’ investment in subsidiaries is stated at cost, net of equity in earnings (losses) of subsidiaries, since the date of formation/acquisition. Thus, Hughes’ interest in the net assets of PanAmSat, which totals about $3.0 billion as of December 31, 2002, is included in “Investments in Subsidiaries” in the accompanying Condensed Balance Sheets of the parent company. The parent company only financial statements should be read in conjunction with Hughes’ consolidated financial statements.

     On June 11, 2002, Hughes contributed to its wholly-owned subsidiary, DIRECTV Holdings LLC (“DIRECTV”), certain programming contracts that it acquired from United States Satellite Broadcasting Company, Inc. in May 1999. On January 1, 2002, Hughes contributed the net assets of its Hughes Network Systems division to its wholly-owned subsidiary, Hughes Network Systems, Inc. (“HNS”). These transactions were accounted for as the transfer of net assets by entities under common control. Accordingly, the parent company financial statements have been prepared as if the transferred net assets had been contributed to DIRECTV and HNS, respectively, prior to the earliest period presented.

NOTE 2: Loans Receivable from Subsidiaries

     Loans receivable from subsidiaries include $1,913.8 million and $315.5 million receivable from DIRECTV Latin America, LLC (“DLA”) at December 31, 2002 and 2001, respectively, and $1,721.3 million receivable from PanAmSat at December 31, 2001. The loans receivable from DLA bear interest at rates ranging from 4.25% to 12.61%. The loan receivable from PanAmSat was repaid in full in February 2002.

NOTE 3: Credit Facilities

     See Note 9 of the Notes to the Consolidated Financial Statements.

NOTE 4: Contingencies

     See Note 21 of the Notes to the Consolidated Financial Statements.

NOTE 5: Preferred Stocks

     See Note 17 of the Notes to the Consolidated Financial Statements.

HUGHES ELECTRONICS CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of year	Additions charged to costs and expenses	Additions charged to other accounts		Deductions		Balance at end of year

	(Dollars in Millions)
For the Year Ended December 31, 2002
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$(113.6)	$(161.2)	$(70.7	)a	$243.1	b	$(102.4)
Net investment in sales-type leases (for doubtful receivables)	(5.7)	(5.0)	—		—		(10.7)
Inventories (principally for obsolescence of service parts)	(27.1)	(14.5)	(1.9	)d	9.0	c	(34.5)

Total Allowances Deducted from Assets	$(146.4)	$(180.7)	$(72.6)		$252.1		$(147.6)

For the Year Ended December 31, 2001
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$(88.3)	$(188.8)	$(72.4	)a	$235.9	b	$(113.6)
Net investment in sales-type leases (for doubtful receivables)	(10.3)	—	—		4.6	b	(5.7)
Inventories (principally for obsolescence of service parts)	(34.8)	(7.6)	—		15.3	c	(27.1)

Total Allowances Deducted from Assets	$(133.4)	$(196.4)	$(72.4)		$255.8		$(146.4)

For the Year Ended December 31, 2000
Allowances Deducted from Assets
Accounts and notes receivable (for doubtful receivables)	$(92.9)	$(207.9)	$(77.9	)a	$290.4	b	$(88.3)
Net investment in sales-type leases (for doubtful receivables)	(10.3)	—	—		—		(10.3)
Inventories (principally for obsolescence of service parts)	(113.5)	(26.0)	—		104.7	c	(34.8)

Total Allowances Deducted from Assets	$(216.7)	$(233.9)	$(77.9)		$395.1		$(133.4)

a.	Primarily reflects the recovery of accounts previously written-off and increases resulting from acquisitions.
b.	Primarily relates to accounts written-off.
c.	Relates to obsolete parts and/or discontinued product lines written-off and reduction in reserves based on physical inventory adjustments.
d.	Primarily relates to purchase accounting adjustments.

Reference should be made to the Notes to the Consolidated Financial Statements.

HUGHES ELECTRONICS CORPORATION

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits.

Exhibit No.	Exhibit

23	Independent Auditors’ Consent

# # #

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION

(Registrant)
Date	July 24, 2003

		By	/s/Peter R. Bible

(Peter R. Bible,
Chief Accounting Officer)

HUGHES ELECTRONICS CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit

23	Independent Auditors’ Consent